EXHIBIT (c)(ii)

Consolidated Financial Statements of the Co-registrant

# 2007-08 Report on State Finances

of the Queensland Government – 30 June 2008

Incorporating the Outcomes Report and the Consolidated Financial Statements

Queensland Government

Message from the Treasurer

As outlined in the Charter of Social and Fiscal Responsibility, the Government is committed to fiscal transparency and accountability. A key objective of this report is to facilitate a meaningful assessment of the State’s financial performance over the 2007-08 financial year and its net worth at balance date.

This report provides details of the State’s financial operations and position on both a Uniform Presentation Framework (Outcomes Report) and Australian Accounting Standards (Consolidated Financial Statements) basis.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

ANDREW FRASER MP

TREASURER

Scope of the Report

The Report on State Finances, incorporating the Outcomes Report and Consolidated Financial Statements, provides a comprehensive analysis of Government finances for the 2007-08 financial year.

These reports are prepared using different methodologies, each giving a view of government finances. The Outcomes Report outlines the operations of the Queensland Government excluding valuation adjustments to reflect costs more appropriately related to the underlying operations of government. The Consolidated Financial Statements include valuation adjustments on assets and liabilities.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and recently revised to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting (see Future Developments below). The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the revised UPF, and the Outcomes Report compares achieved financial results with revised forecasts.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The Consolidated Financial Statements

The Consolidated Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AAS31 Financial Reporting by Governments and other applicable standards. The statements present the income statement, balance sheet and cash flows of the Queensland Total State sector on a consolidated basis.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

Refer Note 52 for a full list of consolidated entities.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Future Developments

AASB 1049 Whole of Government and General Government Sector Financial Reporting was released in October 2007 and is applicable for the year ended 30 June 2009. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements will be required for both the General Government and Whole of Government sectors. The General Government sector financial statements require comparison between budget and actuals and an analysis of variances.

Related Publications

This report compliments other key publications relating to the financial performance of the Queensland Public Sector including:

•	the annual Budget papers

•	the Treasurer’s Consolidated Fund Financial Report

•	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

2007 - 08

Outcomes Report

Uniform Presentation Framework of the

Queensland Government—30 June 2008

Outcomes Report—Overview and Analysis

Overview

The General Government UPF net operating balance for 2007-08 was a deficit of $1.559 billion, down $564 million over the forecast at the time of the 2008-09 Budget. The increased deficit is primarily the result of a further moderation in investment returns. The underlying net operating balance, which excludes investment returns below the long term rate, is a surplus of $339 million, $67 million higher than budgeted.

A cash deficit of $4.922 billion was recorded for 2007-08 in the General Government sector, as a result of the lower investment returns and higher capital expenditure than forecast.

The State’s net worth increased to $155.178 billion as at 30 June 2008, mainly due to revaluations of non-financial assets by the Department of Main Roads.

Capital purchases in the General Government sector exceeded the estimated actual forecast by $493 million, due to a lower level of under expenditure than anticipated. This increased capital spending has resulted in higher borrowings being undertaken in the General Government sector.

The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility—see page 4-02.

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	32,276	31,430	9,977	10,354	38,680	38,363
Expenses	33,271	32,989	8,800	9,080	39,460	39,654
Net operating balance	(995)	(1,559)	1,177	1,274	(781)	(1,291)
Cash surplus/(deficit)	(3,547)	(4,922)	(6,727)	(5,721)	(10,275)	(10,644)
Capital purchases	5,223	5,716	8,756	8,132	13,979	13,865
Net worth	123,095	155,178	18,138	19,988	123,095	155,178
Net debt	(24,371)	(22,598)	22,282	21,731	(2,089)	(867)
Borrowing	3,531	4,175	5,797	5,067	9,328	9,243

Outcomes Report—Overview and Analysis—(Continued)

Meeting the Government’s Fiscal Commitments

The Government has met all of its fiscal commitments under the Charter of Social and Fiscal Responsibility:

Achievement of Fiscal Principles of the Queensland Government

Principle	Achievement	Indicator

Competitive tax environment

The Government will ensure that State taxes and charges remain competitive with the other states and territories in order to maintain a competitive tax environment for business development and jobs growth.

	✓	Taxation revenue per capita: Queensland: $2,258 Average of other States: $2,576

Affordable service provision

The Government will ensure that its level of service provision is sustainable by maintaining an overall General Government operating surplus, as measured in Uniform Presentation Framework terms.

	✓	Underlying net operating balance: $339 million surplus

Sustainable borrowings for capital investment

Borrowings or other financial arrangements will only be undertaken for capital investments and only where these can be serviced within the operating surplus, consistent with maintaining a AAA credit rating.

✓

General Government borrowings: $4.175 billion

General Government total purchases of non-financial assets: $5.716 billion

AAA credit rating confirmed by Moody’s and Standard & Poor’s (highest rating available).

Prudent management of financial risk The Government will ensure that the State’s financial assets cover all accruing and expected future liabilities of the General Government sector.	✓	General Government net financial worth: $15.85 billion

Building the State’s net worth The Government will maintain and seek to increase total State net worth.	✓	Net worth increased to $155.178 billion

Net Operating Balance

The UPF net operating balance for 2007-08 in the General Government Sector is a deficit of $1.559 billion.

With approximately $26 billion in funds invested in a portfolio of equities, property, cash and fixed interest, primarily invested with Queensland Investment Corporation (QIC), the performance of domestic and international financial markets have a major influence on the actual result. Investment returns on these assets were -2.24% versus 2% expected at the time of the 2008-09 Budget and significantly below the long term expected rate of 7.5%.

Outcomes Report—Overview and Analysis—(Continued)

Investment market volatility impacts more on the Queensland net operating balance than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured. If Queensland’s superannuation arrangements were structured on the same basis as generally applied in other states, the General Government sector underlying operating balance for 2007-08 would be a surplus of $339 million, as outlined below:

Calculation of underlying net operating balance	2007-08 Outcome
$ million
UPF net operating balance	(1,559)
Add investment earnings below expected rate	1,898
Underlying net operating balance	339

Note:

1.	Numbers may not add due to rounding

The effect of this volatility has been addressed for 2008-09 by the transfer of certain QIC investments set aside to meet future employee and other obligations, to the Queensland Treasury Corporation (QTC). In exchange, QTC has issued a debt instrument returning 7.5% per annum. Given QTC is outside the General Government sector, the transfer results in the investment volatility being borne by the Public Financial Corporations sector.

Revenue	2007-08 Est. Actual	2007-08 Outcome
	$ million	$ million
Taxation revenue	9,552	9,546
Grants revenue	15,492	15,523
Sales of goods and services	3,245	3,341
Interest income	841	(275)
Dividend and income tax equivalent income	1,217	1,255
Other revenue	1,930	2,040

Total Revenue	32,276	31,430

Note:

1.	Numbers may not add due to rounding

Total revenue decreased by $846 million over the 2007-08 estimated actual. This was largely due to the return on investments being -2.24% rather than the 2% budgeted.

Other variations include:

•	lower than forecast taxation revenue due to transfer duty collections slowing in a less active property market

•	higher grants revenue as a result of additional funding from the Australian Government for health related expenditure, marginally offset by lower than forecast GST revenue

•	other revenue is higher than forecast mainly as a result of more land being gifted to the State than estimated.

Outcomes Report—Overview and Analysis—(Continued)

Expenses	2007-08 Est. Actual	2007-08 Outcome
	$ million	$ million
Employee expenses	12,840	13,171
Superannuation expenses
Superannuation interest cost	996	816
Other superannuation expenses	1,913	1,865
Other operating expenses	6,240	6,612
Depreciation and amortisation	2,257	1,850
Other interest expenses	383	346
Grant expenses	8,641	8,328

Total Expenses	33,271	32,989

Note:

1.	Numbers may not add due to rounding

Total expenses were largely in line with that forecast at the time of the 2008-09 Budget. Major variances include:

•

employee expenses are higher due to lower than forecast levels of under expenditure and higher than expected levels of Health staffing, which were partly funded by grants from the Australian Government

•	poorer than anticipated investment returns have resulted in lower than forecast superannuation interest expense, as certain superannuation liabilities vary with investment earnings

•

other operating expenses are higher than forecast as a result of the expensing of information technology costs and unforeseen disaster relief work on roads infrastructure and increased expenditure on health services which was offset by revenue from the Commonwealth

•	depreciation costs were lower than budgeted due to a change in the valuation methodology of roads infrastructure

•

grant expenses are lower than estimated at Budget time due to reduced community service obligations (CSOs) paid to Ergon and QR Limited (for electricity and rail subsidies) and lower grants paid to local governments.

Outcomes Report—Overview and Analysis—(Continued)

General Government expenditure is focussed on the delivery of core services to the community. As shown in the chart below, Education and Health account for the largest share of expenses.

Cash Flows

A cash deficit of $4.922 billion was recorded for the 2007-08 financial year in the General Government sector, compared to $3.547 billion for the 2007-08 estimated actual. This is the result of lower investment returns affecting operating cashflows and increased capital expenditure.

Capital Purchases and Borrowings

Purchases of non-financial assets (i.e. capital expenditure) totalled $5.716 billion, exceeding forecasts by $493 million. This increased expenditure is the result of a lower level of under expenditure than forecast.

Expenditure for the sector was mainly in the areas of transport, health, education and housing.

Queensland’s capital spend per capita is $1,352 which is more than double the average of the other states.

These purchases have been largely funded by borrowings of $4.175 billion during the year. Borrowings are $644 million more than forecast at Budget time due mostly to the higher capital spend.

Net Worth

The State’s net worth increased to $155.178 billion as at 30 June 2008. The primary driver of the increase is the comprehensive revaluation of the road infrastructure assets.

Outcomes Report—Overview and Analysis—(Continued)

Source: New South Wales, Victoria, South Australia and Tasmania 2008-09 Budget Papers: Western Australia Outcome Results. Population data from ABS 3101.0.

The chart below shows the State’s strong net worth compared with the other states.

Note:

1.	Western Australia values land under roads as part of its overall asset base. This has been adjusted to allow comparison with other jurisdictions which do not value land under roads.

Source: New South Wales, Victoria, South Australia and Tasmania 2008-09 Budget Papers: Western Australia Outcomes Results. Population data from ABS 3101.0.

Outcomes Report—Overview and Analysis—(Continued)

Net Debt

Net debt is the most common measure used to judge the overall strength of a jurisdiction’s fiscal position. High levels of net debt impose a call on future revenue flows to service that debt and can limit government flexibility to adjust outlays.

Queensland’s net debt is strongly negative due to the investments it holds for employee and other obligations.

The negative net debt reduced by $1.773 billion since budget to $22.598 billion as a result of lower investment returns.

Queensland’s negative net debt of $5,344 per capita compares to the average net debt of $180 per capita of the other states.

Source: New South Wales, Victoria, South Australia and Tasmania 2008-09 Budget Papers: Western Australia Outcomes Results. Population data from ABS 3101.0.

Operating Result

The operating result is a new requirement for the UPF and represents the result for the State under the Accounting Standards framework. The operating result of negative $354 million differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets, deferred tax revenue and dividends revenue on privatisations.

A full reconciliation between the net operating balance and the operating result is included in Attachment A.

Comprehensive Result—Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The increase between the estimated actual and the actual result is due to a revaluation of roads infrastructure which was undertaken subsequent to the release of the Budget.

Outcomes Report—Overview and Analysis—(Continued)

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations sector comprises bodies such as Government-owned corporations that provide goods and services that are market, non-regulatory and non-financial in nature. PNFCs are financed through sales to consumers of their goods and services and may be supplemented by explicit government payments to fund community service obligations.

•

The PNFC sector recorded a surplus of $1.274 billion, $97 million higher than forecast mainly due to lower than forecast finance costs. The accounting operating result is $2.212 billion and is higher than the net operating balance mainly due to market value interest derivative adjustments.

•	The cash deficit of $5.721 billion is less than forecast due to lower capital expenditure.

•	The net worth of the sector has increased due to the effect of lower pool prices improving its hedging position and the revaluation of electricity and road assets.

State Financial Sector (Total State)

The Total State sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

•	A net operating deficit of $1.058 billion was recorded in 2007-08, reflecting the impact of the deficit of the General Government sector as a result of poor investment returns.

•	The Total State cash deficit was $11.148 billion for 2007-08 after allowing for purchases of non-financial assets of $13.936 billion.

•	In 2007-08, the Total State’s net debt position is negative $4.089 billion.

2007-08 Operating Statement by Sector ($million)

		General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual(b)	Actual(b)
	Revenue from Transactions
	Taxation revenue	9,552	9,546	—	—	9,377	9,354	—	9,349
	Grants revenue	15,492	15,523	2,469	2,254	15,967	16,019	—	16,019
	Sales of goods and services	3,245	3,341	7,023	7,527	10,061	10,613	1,037	11,433
	Interest income	841	(275)	174	198	1,015	(77)	3,492	1,600
	Dividend and income tax equivalent income	1,217	1,255	12	12	39	54	—	26
	Other revenue	1,930	2,040	298	363	2,221	2,400	50	2,450

	Total Revenue from Transactions	32,276	31,430	9,977	10,354	38,680	38,363	4,578	40,877

Less	Expenses from Transactions
	Employee expenses	12,840	13,171	2,153	1,962	14,898	15,036	179	15,084
	Superannuation expenses
	Superannuation interest cost	996	816	—	—	996	816	—	816
	Other superannuation expenses	1,913	1,865	71	165	1,984	2,030	12	2,042
	Other operating expenses	6,240	6,612	3,115	3,757	9,136	10,103	1,216	11,230
	Depreciation and amoritsation	2,257	1,850	1,699	1,634	3,957	3,483	21	3,504
	Other interest expenses	383	346	1,478	1,328	1,779	1,592	2,889	2,666
	Grants expenses	8,641	8,328	54	21	6,710	6,591	—	6,591
	Other property expenses	—	—	230	213	—	—	26	—

	Total Expenses from Transactions	33,271	32,989	8,800	9,080	39,460	39,654	4,343	41,934

Equals	Net Operating Balance	(995)	(1,559)	1,177	1,274	(781)	(1,291)	235	(1,058)
	Other economic flows—included in operating result	1,374	1,205	511	938	620	863	(573)	291
	Operating Result	380	(354)	1,688	2,212	(161)	(427)	(337)	(767)
	Other economic flows—other movements in equity	4,868	37,701	(763)	592	5,276	37,675	13	38,014
	Comprehensive Result—Total Change in Net Worth	5,248	37,347	925	2,804	5,116	37,248	(324)	37,248

	KEY FISCAL AGGREGATES

	Net Operating Balance	(995)	(1,559)	1,177	1,274	(781)	(1,291)	235	(1,058)

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets	5,223	5,716	8,756	8,132	13,979	13,865	71	13,936
	Less Sales of non-financial assets	434	410	18	286	452	713	—	713
	Less Depreciation	2,257	1,850	1,699	1,634	3,957	3,483	21	3,504
	Plus Change in inventories	45	41	134	118	179	160	—	160
	Plus Other movements in non-financial assets	6	169	(14)	25	(9)	194	—	194

	Equals Total Net Acquisition of Non-financial Assets	2,583	3,668	7,158	6,356	9,741	10,023	50	10,073

	Equals Net Lending / (Borrowing)	(3,577)	(5,226)	(5,982)	(5,082)	(10,522)	(11,314)	185	(11,131)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

2007-08 Balance Sheet by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual(b)	Actual(b)
Assets
Financial assets
Cash and deposits	2,752	3,121	1,857	1,912	4,609	5,033	31	1,199
Advances paid	743	561	291	344	1,016	888	—	888
Investments, loans and placements	27,069	25,749	383	626	27,451	26,375	52,329	49,051
Receivables	2,817	3,332	1,319	1,672	3,010	3,807	164	3,933
Equity
Investments in other public sector entities	20,000	21,519	—	—	1,896	1,564	—	—
Investments—other	39	39	278	310	318	348	1	349

Total financial assets	53,420	54,320	4,128	4,864	38,301	38,016	52,525	55,421

Non-financial Assets
Land and other fixed assets	99,876	133,473	46,534	48,554	146,375	181,993	174	182,167
Other non-financial assets	5,562	5,855	1,538	1,573	522	545	128	510

Total Non-financial Assets	105,437	139,329	48,073	50,127	146,897	182,537	302	182,677

Total assets	158,857	193,649	52,201	54,990	185,198	220,553	52,828	238,097

Liabilities
Deposits held	—	4	57	—	58	4	7,936	3,779
Advances received	545	501	—	—	545	501	—	501
Borrowing	5,648	6,328	24,755	24,613	30,385	30,925	41,202	42,769
Superannuation liability	20,849	21,913	(279)	(54)	20,570	21,860	—	21,860
Other employee benefits	3,499	3,813	716	750	4,214	4,563	63	4,626
Payables	2,449	2,652	2,058	2,760	3,395	4,232	186	4,379
Other liabilities	2,774	3,260	6,755	6,933	2,936	3,291	1,877	5,005

Total liabilities	35,762	38,471	34,062	35,002	62,103	65,375	51,263	82,920

Net Worth	123,095	155,178	18,138	19,988	123,095	155,178	1,564	155,178
Net Financial Worth	17,658	15,849	(29,934)	(30,139)	(23,802)	(27,359)	1,262	(27,499)
Net Financial Liabilities	2,342	5,670	29,934	30,139	25,698	28,924	(1,262)	27,499
Net Debt	(24,371)	(22,598)	22,282	21,731	(2,089)	(867)	(3,222)	(4,089)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.
(c)	Estimated Actuals have been restated where subsequent changes in classification have occurred, to ensure comparability with estimates.

2007-08 Cash Flow Statement by Sector ($ million)

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector		Public Financial Corporations Sector	State Financial Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual(b)	Actual(b)
Cash Receipts from Operating Activities
Taxes received	9,551	9,522	—	—	9,376	9,332	—	9,326
Grants and subsidies received	15,396	15,544	2,064	1,920	15,467	15,644	—	15,644
Sales of goods and services	3,667	3,967	7,833	8,418	11,292	12,114	1,114	13,000
Interest receipts	832	(273)	171	205	1,003	(68)	2,982	1,096
Dividends and income tax equivalents	931	985	12	12	50	29	—	17
Other receipts	2,455	2,919	825	1,024	3,273	3,940	19	3,959

Total	32,833	32,664	10,906	11,580	40,461	40,992	4,115	43,042

Cash Payments for Operating Activities
Payments for employees	(15,092)	(15,094)	(2,256)	(2,095)	(17,253)	(17,092)	(141)	(17,101)
Payments for goods and services	(6,714)	(7,718)	(3,791)	(4,703)	(10,310)	(12,158)	(43)	(12,121)
Grants and subsidies	(8,704)	(8,279)	(12)	(11)	(6,731)	(6,477)	(3)	(6,480)
Interest paid	(383)	(359)	(1,226)	(1,198)	(1,528)	(1,478)	(3,121)	(2,937)
Other payments	(697)	(829)	(896)	(739)	(1,387)	(1,278)	(1,077)	(2,328)

Total	(31,590)	(32,280)	(8,181)	(8,745)	(37,209)	(38,483)	(4,385)	(40,968)

Net Cash Inflows from Operating Activities	1,242	384	2,724	2,835	3,252	2,509	(270)	2,074

Cash Flows from Investments in Non-financial Assets
Purchases of non-financial assets	(5,223)	(5,716)	(8,756)	(8,132)	(13,979)	(13,865)	(71)	(13,936)
Sales of non-financial assets	434	410	18	286	452	713	—	713

Total	(4,789)	(5,307)	(8,738)	(7,847)	(13,527)	(13,152)	(71)	(13,223)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	1,020	751	536	419	287	172	(1)	178

Net Cash Flows for Investments in Financial Assets for Liquidity Purposes	716	2,074	10	45	726	1,838	(834)	1,170

Receipts from Financing Activities
Advances received (net)	(1)	(3)	—	—	(1)	(3)	—	(3)
Borrowing (net)	3,531	4,175	5,797	5,067	9,328	9,243	(8,376)	833
Dividends paid	—	—	(713)	(709)	—	—	(7)	—
Deposits received (net)	—	4	23	(4)	17	(1)	1,176	755
Other financing (net)	(8)	—	(1,262)	(1,378)	6	(100)	8,398	8,291

Total	3,522	4,176	3,843	2,975	9,349	9,139	1,191	9,876

Net Increase/(Decrease) in Cash Held	1,711	2,078	(1,624)	(1,573)	86	505	15	75

Net cash from operating activities	1,242	384	2,724	2,835	3,252	2,509	(270)	2,074
Net cash from investments in non-financial assets	(4,789)	(5,307)	(8,738)	(7,847)	(13,527)	(13,152)	(71)	(13,223)
Dividends paid	—	—	(713)	(709)	—	—	(7)	—
Cash Surplus/(Deficit)	(3,547)	(4,922)	(6,727)	(5,721)	(10,275)	(10,644)	(347)	(11,148)
Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(3,547)	(4,922)	(6,727)	(5,721)	(10,275)	(10,644)	(347)	(11,148)
Acquisitions under finance leases and similar arrangements	(80)	(179)	—	(5)	(80)	(184)	—	(184)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements	(3,627)	(5,102)	(6,727)	(5,726)	(10,355)	(10,828)	(347)	(11,333)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2007-08 Outcome
$ million
Taxes on employers’ payroll and labour force	2,493

Taxes on property
Land taxes	610
Stamp duties on financial and capital transactions	3,240
Other	367

Taxes on the provision of goods and services
Taxes on gambling	889
Taxes on insurance	449

Taxes on use of goods and performance of activities
Motor vehicle taxes	1,369
Other	130

Total Taxation Revenue	9,546

Note:

1.	Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2007-08 Outcome
$ million
Dividend and Income Tax Equivalent income from PNFC sector	1,213
Dividend and Income Tax Equivalent income from PFC sector	28
Other Dividend income	14

Total Dividend and Income Tax Equivalent income	1,255

Note:

1.	Numbers may not add due to rounding.

Other General Government UPF Data—(Continued)

General Government Sector Grant Revenue

2007-08 Outcome
$ million
Current grant revenue

Current grants from the Commonwealth
General purpose grants	11,029
Specific purpose grants	1,406
Specific purpose grants for on-passing	1,624
Total current grants from the Commonwealth	14,059
Other contributions and grants	472

Total current grant revenue	14,531

Capital grant revenue

Capital grants from the Commonwealth
Specific purpose grants	949
Specific purpose grants for on-passing	25
Total capital grants from the Commonwealth	974
Other contributions and grants	17

Total capital grant revenue	992

Total grant revenue	15,523

Note:

1.	Numbers may not add due to rounding.

General Government Sector Grant Expense

2007-08 Outcome
$ million
Current grant expense

Private and Not-for-profit sector	3,192
Private and Not-for-profit sector on-passing	1,275
Local Government	223
Local Government on-passing	348
Grants to other sectors of Government	1,804
Other	417

Total current grant expense	7,259

Capital grant expense

Private and Not-for-profit sector	232
Private and Not-for-profit sector on-passing	25
Local Government	438
Grants to other sectors of Government	155
Other	219

Total capital grant expense	1,069

Total grant expense	8,328

Note:

1.	Numbers may not add due to rounding.

General Government Sector Expenses by Function

2007-08 Outcome
$ million
General Public Services	1,522
Other general public services	1,522

Public Order and Safety	2,871
Police and fire protection services	1,761
Law courts and legal services	581
Prisons and corrective services	492
Other public order and safety	36

Education	7,553
Primary and secondary education	5,823
Tertiary education	765
Pre-school education and education not definable by level	655
Transportation of students	162
Education n.e.c.	148

Health	8,537
Acute care institutions	5,707
Mental health institutions	239
Nursing homes for the aged	191
Community health services	1,899
Public health services	280
Health research	103
Health administration n.e.c.	116

Social Security and Welfare	1,700
Welfare services	1,666
Social security and welfare n.e.c.	34

Housing and Community Amenities	1,127
Housing and community development	835
Water supply	180
Sanitation and protection of the environment	112

Recreation and Culture	741
Recreation facilities and services	488
Cultural facilities and services	253

Fuel and Energy	1,285
Fuel affairs and services	675
Electricity and other energy	610

Agriculture, Forestry, Fishing and Hunting	1,027
Agriculture	909
Forestry, fishing and hunting	118

Mining, manufacturing and construction	194
Mining and mineral resources other than fuels	76
Construction	118

Transport and Communications	3,624
Road transport	1,745
Water transport	109
Rail transport	805
Air transport	13
Other transport	928
Communications	25

Other Economic Affairs	780
Tourism and area promotion	87
Labour and employment affairs	443
Other economic affairs	250

Other Purposes	2,029
Nominal superannuation interest	816
Public debt transactions	356
General purpose inter-government transactions	704
Natural disaster relief	153

Total	32,989

General Government Sector Purchases of Non-financial Assets by

Function and Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2007-08 Outcome
$ million
General public services	464
Public order and safety	609
Education	524
Health	678
Social security and welfare	51
Housing and community amenities	396
Recreation and culture	90
Fuel and energy	7
Agriculture, forestry, fishing and hunting	51
Mining, manufacturing and construction	8
Transport and communications	2,793
Other economic affairs	44

Total	5,716

Note:

1.	Numbers may not add due to rounding

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocations (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year. A tolerance limit of two percent of non-financial public sector receipts applies between the LCA budget update and the outcome. The LCA outcome exceeds the Budget estimate by more than this.

The LCA Outcome deficit reflects the effect of investment returns well below the long term rate of 7.5%, as well as increased superannuation beneficiary payments due to changes in Commonwealth legislation governing superannuation.

	2007-08 Budget	2007-08 Outcome
	$ million	$ million
General Government sector cash deficit/(surplus)[1]	892	4,922
PNFC sector cash deficit/(surplus)[1]	6,218	5,721
Non-financial Public Sector cash deficit/(surplus)[1]	7,110	10,644

Net cash flows from investments in financial assets for policy purposes	(25)	172
Memorandum items[2]	77	(12)

LOAN COUNCIL ALLOCATION	7,212	10,460

Notes:

1.	Figures in brackets represent surpluses
2.	Other memorandum items include operating leases and local government borrowings

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in October 2007 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

The Report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments. Queensland public sector entities consolidated for this report are listed in the Consolidated Financial Statements, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the operating statement and cash flows of the Queensland State Government for the financial year; and

(ii)	the balance sheet of the Government at 30 June 2008.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Leigh Pickering	Gerard Bradley, CPA FCA
Director	Under Treasurer
Fiscal and Taxation Policy	Queensland Treasury
Queensland Treasury

Date 7 October 2008

2007 - 08

Consolidated Financial Statements

of the Queensland Government—30 June 2008

Consolidated Financial Statements—Overview and Analysis

The following analysis compares current year Total State performance on an accounting basis with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

Overview

•	The State recorded a deficit for the year of $767 million, compared to a surplus from continuing operations in the previous year of $3.619 billion.

•	The State’s net assets position increased to $155.178 billion at 30 June 2008, an increase of $36.539 billion over the restated 2007 net assets of $118.639 billion.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under Australian Accounting Standards:

Total State	2008	2007
	$ million	$ million
Revenue from operations
Commonwealth and other grants	16,120	14,479
Sales of goods and services	10,517	10,524
Taxes, fees and fines	10,440	9,286
Investment income	1,239	4,737
Royalties and other territorial revenue	1,462	1,430
Other	716	702

	40,494	41,158

Expenses from operations
Employee expenses	18,112	15,977
Supplies and services	9,567	9,090
Depreciation and amortisation	3,512	3,430
Grants and other contributions	6,432	6,024
Finance costs	2,419	1,538
Share of net losses of associates using the equity method	4	3
Other	1,567	1,954

	41,613	38,016

Gains	953	1,345

Losses	601	868

Surplus/(Deficit) from continuing operations	(767)	3,619

Surplus/(Deficit) from discontinued operations	—	1,925

Net Surplus/(Deficit)	(767)	5,544

Assets	238,150	192,789
Liabilities	82,972	74,150

Net Assets	155,178	118,639

Operating Result

The whole-of-Government operating result from continuing operations for the 2007-08 year was a deficit of $767 million (2007, $3.619 billion surplus).

Consolidated Financial Statements—Overview and Analysis—(Continued)

Revenue

Revenue from continuing operations for 2007-08 was $40.494 billion, a decrease of $664 million from 2006-07 ($41.158 billion) as a result of poor investment returns.

Changes in revenues by type are shown in the following chart:

Commonwealth and other grants comprised 40% of Total State revenue in 2007-08 and grew from $14.479 billion in 2006-07 to $16.12 billion in 2007-08 (an increase of $1.641 billion). The major contributors to this increase were Commonwealth grants for road and water infrastructure and health and community services. GST revenue also increased from 2006-07 ($457 million), primarily reflecting stronger consumption expenditure in the economy.

Taxes, fees and fines grew by $1.154 billion (12.4%) reflecting high levels of employment and continued growth of the property sector particularly in the early part of the financial year. Transfer duty grew by $370 million and payroll tax increased by $258 million. The sale of Golden Casket to Tattersall’s in 2006-07 resulted in the transfer in of lotteries tax of $206 million in 2007-08 (previously sales of goods and services), with land tax ($117 million) and motor vehicle registrations ($114 million) also strengthening.

Investment income decreased by $3.498 billion as returns on assets invested with the Queensland Investment Corporation decreased from a positive 14.1% in 2006-07 to negative 2.24% in 2007-08. This was partly offset by interest income from onlendings to bodies such as local governments which increased $350 million.

Consolidated Financial Statements—Overview and Analysis—(Continued)

Expenses

The State’s expenses for 2007-08 in relation to continuing operations totalled $41.613 billion, an increase of $3.597 billion (9.5%) from 2006-07 ($38.016 billion).

Changes in expenses by type are shown in the following chart:

Employee expenses for 2007-08 increased $2.135 billion to $18.112 billion compared with $15.977 billion in 2006-07. This growth reflects wage increases from established enterprise bargaining agreements and additional staffing associated with service growth and enhancements, including the Health Action Plan.

Supplies and services have increased $477 million (5%) to $9.567 billion in 2007-08 mainly due to expenditure on health and transport.

The increase in grants and other contributions of $408 million (6.8%) primarily represents grant payments to non-state schools, health and disability beneficiary payments.

Finance costs have increased by $881 million to $2.419 billion, due to higher levels of borrowings by the State to fund capital expansion.

Other expenses have decreased in 2007-08 by $387 million primarily due to lower superannuation expenses for ex-employees. This movement is offset by a matching reduction in interest earnings.

Consolidated Financial Statements—Overview and Analysis—(Continued)

Assets

Assets controlled by the Government at 30 June 2008 totalled $238.15 billion (2007, $192.789 billion). The increase of $45.361 billion in assets is a result of:

•

higher property, plant and equipment balances of $47.847 billion, primarily reflecting the result of the comprehensive revaluation of the road infrastructure assets ($27.897 billion). Other upward revaluations of non-financial assets include the departments, Natural Resources and Water ($3.447 billion), Housing ($1.917 billion), Education, Training and the Arts ($1.107 billion) and Public Works ($658 million). Capital purchases primarily on water, roads, electricity and transport infrastructure were $13.936 billion.

•

decreased holdings of financial assets, down $2.996 billion. The decrease results from lower investment returns and the liquidation of investments to cover beneficiary payments (mainly superannuation).

The main types of assets owned by the State are detailed in the following chart:

Consolidated Financial Statements—Overview and Analysis—(Continued)

Liabilities

Liabilities of the Queensland Government at 30 June 2008 totalled $82.972 billion, an increase of $8.822 billion (11.9%) over 2006-07 ($74.15 billion). The increase is largely due to:

•	an increase in interest bearing liabilities ($9.642 billion) reflecting increased borrowing by the State to fund major capital projects

•	employee entitlement obligations such as superannuation and long service leave increasing by $2.251 billion mainly as a result of actuarial revaluations

•	other liabilities decreased by $3.013 billion mainly due to the current value of derivatives in the electricity sector.

The components of State liabilities are shown in the following chart:

Maintenance of Credit Ratings

Queensland’s strong credit rating position is illustrated in the following table:

	Moody’s Investors Service	Standard & Poor’s
Long-term local currency rating	Aaa	AAA
Short-term rating	P-1	A-1+
Long-term foreign currency rating	Aaa	AAA

These ratings are the highest available.

Because of these strong ratings, the Queensland Treasury Corporation continues to be in a position to borrow at advantageous rates.

Consolidated Financial Statements—Overview and Analysis—(Continued)

Queensland’s debt ratio (total liabilities to total assets) at 30 June 2008 was 34.84 percent (2007, 38.46 percent).

The State’s gearing ratio (interest bearing liabilities to net assets) was 22.69 percent at 30 June 2008 (2007, 23.23 percent).

It is anticipated these ratios will increase over time as the State increases its borrowings to fund the capital program.

Cash Flow Statement

The Cash Flow Statement is split between the Non-financial Public sector on page 5-11 and the Public Financial Corporations sector (refer Note 39 (b)).

The Non-financial Public sector recorded net cash flows from operating activities for the 2007-08 financial year of $2.509 billion.

Capital purchases were $13.865 billion, up $3.377 billion from 2006-07 mainly due to outlays by the State’s commercial entities.

An increase in net borrowings for the State of $9.32 billion was undertaken in 2007-08 to partially fund growth in capital outlays by the State.

2007 - 08

Audited Information

Consolidated Financial Statements of the Queensland Government

30 June 2008

Income Statement

for the year ended 30 June 2008

	Notes	2008	2007
		$M	$M
Revenue from Continuing Operations
Commonwealth and other grants	3	16,120	14,479
Sales of goods and services	4	10,517	10,524
Taxes, fees and fines	5	10,440	9,286
Investment income	6	1,239	4,737
Royalties and other territorial revenue	7	1,462	1,430
Other	8	716	702

		40,494	41,158

Expenses from Continuing Operations
Employee expenses	9	18,112	15,977
Supplies and services		9,567	9,090
Depreciation and amortisation	10	3,512	3,430
Grants and other contributions		6,432	6,024
Finance costs	11	2,419	1,538
Share of net losses of associates using the equity method	40	4	3
Other	12	1,567	1,954

		41,613	38,016

Gains
Net gains on sale of assets	13	631	1,053
Revaluation increments and impairment reversals	14	322	292

		953	1,345
Losses
Loss on revaluation of assets	15	194	417
Impairment losses	16	111	22
Other losses	17	296	429

		601	868

Surplus/(Deficit) before Income Tax Expense		(767)	3,619
Income tax credit/(expense)	2	—	—

Surplus/(Deficit) from continuing operations		(767)	3,619
Surplus/(Deficit) from discontinued operations	54	—	1,925

Net Surplus/(Deficit)		(767)	5,544

This Income Statement should be read in conjunction with the accompanying notes.

Note 2 provides disaggregated information in relation to the components of the net surplus/(deficit).

Balance Sheet

as at 30 June 2008

	Notes	2008	2007
		$M	$M
Assets

Current Assets
Cash and cash equivalents	18	1,199	1,123
Receivables and loans	19	3,665	4,111
Financial assets at fair value through profit or loss	20	13,108	13,483
Other investments	21	492	680
Derivative financial instruments	22	460	805
Inventories	23	1,120	945
Other	26	461	412

		20,505	21,559

Non-current assets classified as held for sale	27	374	399

		20,879	21,958

Non-Current Assets
Receivables and loans	19	4,540	4,541
Financial assets at fair value through profit or loss	20	31,560	32,813
Other investments	21	24	84
Derivative financial instruments	22	224	500
Investments accounted for using the equity method	40	87	68
Investment properties	24	1,184	972
Biological assets	25	1,183	1,092
Property, plant and equipment	28	177,266	129,419
Intangibles	29	1,040	981
Other	26	163	361

		217,271	170,831

Total Assets		238,150	192,789

Liabilities

Current Liabilities
Payables	31	4,374	4,738
Employee benefit obligations	32	3,169	2,592
Financial liabilities held at fair value through profit or loss	33	7,309	8,519
Financial liabilities held at amortised cost	34	323	247
Derivative financial instruments	22	856	2,706
Provisions	36	1,174	1,069
Other	37	1,044	971

		18,249	20,842

Balance Sheet—(Continued)

as at 30 June 2008

	Notes	2008	2007
		$M	$M
Non-Current Liabilities
Payables	31	6	6
Employee benefit obligations	32	23,371	21,697
Financial liabilities held at fair value through profit or loss	33	37,194	26,575
Financial liabilities held at amortised cost	34	717	560
Derivative financial instruments	22	650	1,378
Provisions	36	2,205	2,001
Other	37	580	1,091

		64,723	53,308

Total Liabilities		82,972	74,150

Net Assets		155,178	118,639

Equity
Accumulated surplus	38	56,047	57,561
Reserves	38	99,131	60,978

State interest		155,178	118,539

Minority interest	38	—	100

Total Equity		155,178	118,639

This Balance Sheet should be read in conjunction with the accompanying notes.

Note 2 provides disaggregated information in relation to the components of the net assets.

Statement of Changes in Equity for the year ended 30 June 2008

	Notes	2008	2007
		$M	$M
Total equity at the beginning of the financial year before accounting policy changes and error corrections		118,639	104,446

Effect of error correction/timing adjustments in opening balances on:
Accumulated surplus	38	—	63
Assets revaluation reserve	38	—	(147)

Total adjusted equity at the beginning of the financial year		118,639	104,362

Revaluation increment/(decrement) of non-financial assets		37,730	11,123
Impairment losses and reversals		(50)	(54)
Revaluation of financial instruments		(326)	73
Revaluation of cash flow hedges		1,691	(2,226)
Actuarial gain/(loss) on superannuation		(1,645)	(282)
Other		6	—

Net income recognised directly in equity		37,406	8,634

Net surplus/(deficit)		(767)	5,543

Total recognised income and expense for the period		36,639	14,177

Transactions with owners as owners

Minority interest		(100)	100

Total equity at the end of the financial year		155,178	118,639

This Statement of Changes in Equity should be read in conjunction with the accompanying notes.

Cash Flow Statement

for the year ended 30 June 2008

	Notes	2008	2007
		$M	$M
Cash Flows from Operating Activities
Receipts
Grants and subsidies received		15,644	14,790
Sales of goods and services		11,063	11,376
Taxes, fees and fines		10,377	9,225
Investment income		(68)	3,524
Royalties and other territorial receipts		1,290	1,489
Dividends received		23	51
GST input tax credits received		2,046	1,651
Other		617	867

Payments
Employee expenses		(17,092)	(13,947)
Supplies and services		(12,158)	(11,987)
Grants and subsidies paid		(6,468)	(5,904)
Borrowing costs paid		(1,478)	(1,134)
GST remitted to the ATO		(892)	(711)
Other		(395)	(846)

Net Cash Inflow from Operating Activities	39(a)	2,509	8,444

Cash Flows from Investing Activities
Receipts
Proceeds from sale of property, plant and equipment		713	754
Proceeds from sale of subsidiaries		606	3,436
Proceeds from sale of investments		4,047	1,864
Loans and advances redeemed		145	105

Payments
Acquisition of property, plant and equipment		(13,865)	(10,488)
Acquisition of investments		(2,210)	(6,062)
Acquisitions of businesses		(433)	—
Loans and advances made		(214)	(237)

Net Cash Outflow from Investing Activities		(11,211)	(10,628)

Cash Flows from Financing Activities
Receipts
Proceeds from borrowings		12,012	5,464
Capital issue—minority interest		(100)	100

Payments
Repayment of borrowings		(2,692)	(1,979)
Finance lease payments		(12)	—

Net Cash from Financing Activities		9,208	3,585

Net Cash Flows from Public Financial Corporations (PFC)	39(b)	15	7

Net Increase/(Decrease) in Cash and Cash Equivalents		521	1,408
Net increase/(decrease) in non-eliminated cash balances with PFC		(445)	(1,070)
Cash at the beginning of the financial year		1,123	785

Cash and Cash Equivalents Held at the End of the Financial Year	18	1,199	1,123

This Cash Flow Statement should be read in conjunction with the accompanying notes.

Notes to the Financial Statements

1. Significant Accounting Policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting the consolidated financial statements of the Government of Queensland.

(a) Basis of Accounting

These consolidated financial statements have been prepared in accordance with the Financial Administration and Audit Act 1977, applicable Australian Accounting Standards and Concepts, Urgent Issues Group Consensus Views and other authoritative pronouncements.

This financial report is a general purpose financial report.

New or revised accounting standards and interpretations applicable to the reporting entity which have been published and are not mandatory for 30 June 2008 reporting periods are set out below:

AASB 3: Business Combinations

AASB 101: Presentation of Financial Statements

AASB 123: Borrowing Costs

AASB 127: Consolidated and Separate Financial Statements

AASB 1004: Contributions

AASB 1049: Whole of Government and General Government Sector Financial Reporting

AASB 1050: Administered Items

AASB 1051: Land Under Roads

AASB 2007-2: Amendments to Australian Accounting Standards arising from AASB Interpretation 12 [AASB 1, AASB 117, AASB 118, AASB 120, AASB 121, AASB 127, AASB 131 & AASB 139]

AASB 2007-3: Amendments to Australian Accounting Standards arising from AASB 8 [AASB 5, AASB 6, AASB 102, AASB 107, AASB 119, AASB 127, AASB 134, AASB 136, AASB 1023 & AASB 1038]

AASB 2007-6: Amendments to Australian Accounting Standards arising from AASB 123 [AASB 1, AASB 101, AASB 107, AASB 111, AASB 116 & AASB 138 and Interpretations 1 & 12]

AASB 2007-8: Amendments to Australian Accounting Standards arising from AASB 101

AASB 2007-9: Amendments to Australian Accounting Standards arising from the Review of AASs 27, 29 and 31 [AASB 3, AASB 5, AASB 8, AASB 101, AASB 114, AASB 116, AASB 127 & AASB 137]

AASB 2007-10: Further Amendments to Australian Accounting Standards arising from AASB 101

AASB 2008-1: Amendments to Australian Accounting Standard—Share-based Payments: Vesting Conditions and Cancellations [AASB 2]

AASB 2008-2: Amendments to Australian Accounting Standards—Puttable Financial Instruments and Obligations arising on Liquidation [AASB 7, AASB 101, AASB 132, AASB 139 & Interpretation 2]

AASB 2008-3: Amendments to Australian Accounting Standards arising from AASB 3 and AASB 127 [AASBs 1, 2, 4, 5, 7, 101, 107, 112, 114, 116, 121, 128, 131, 132, 133, 134, 136, 137, 138, & 139 and Interpretations 9 & 107]

AASB 2008-5: Amendments to Australian Accounting Standards arising from the Annual Improvements Project [AASB 5, 7, 101, 102, 107, 108, 110, 116, 118, 119, 120, 123, 127, 128, 129, 131, 132, 134, 136, 138, 139, 140, 141, 1023 & 1038]

AASB 2008-6: Further Amendments to Australian Accounting Standards arising from the Annual Improvements Project [AASB1 & AASB 5]

Notes to the Financial Statements—(Continued)

AASB 2008-7: Amendments to Australian Accounting Standards—Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate [AASB 1, AASB 118, AASB 121, AASB127 & AASB 136]

AASB 2008-8: Amendments to Australian Accounting Standards—Eligible Hedged Items [AASB 139]

Interpretation 1: Changes in Existing Decommissioning, Restoration and Similar Liabilities

Interpretation 4: Determining whether an Arrangement contains a Lease [revised]

Interpretation 12: Service Concession Arrangements

Interpretation 14: AASB 119—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction

Interpretation 129: Service Concession Arrangements: Disclosures [revised]

Interpretation 1038: Contributions by Owners Made to Wholly-Owned Public Sector Entities

The State has not adopted these standards and interpretations early. Application of these standards will not materially affect any of the amounts recognised in the financial statements, but will impact the type of information disclosed, with the following exceptions:

The revised version of AASB 1051 Land Under Roads applicable for reporting periods beginning on or after 1 July 2008 requires land under roads to be recognised as an asset and accounted for under AASB 116 Property, Plant and Equipment . The State is undertaking a process to develop a policy for recognition and measurement of land under roads. Currently land under roads is not recognised on the Balance Sheet and is expensed as road construction occurs. The impact this standard will have on the accounts is unable to be quantified.

The revised version of AASB 123 Borrowing Costs will not impact on the State until 2009-10. The main effect will be that all borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, with a commencement date on or after 1 July 2009, will be capitalised into the acquisition cost of such assets. All other borrowing costs will be expensed. As the standard applies to projects with a commencement date on or after 1 July 2009, the impact of this standard can not be reliably quantified.

AASB 1049 Whole of Government and General Government Sector Reporting applies to annual reporting periods commencing on or after 1 July 2008. The standard aims to harmonise Government Finance Statistics (GFS) and Generally Accepted Accounting Principles reporting. AASB 1049 requires preparation of a whole of Government financial report and a General Government Sector financial report. The standard requires compliance with other applicable accounting standards, except as specified, and mandates disclosure of certain key fiscal aggregates. Explanations of major variances between original budget financial statements presented to parliament and actual amounts are also required. Application of AASB 1049 will result in the financial statements being presented in a different format to the existing statements.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

(b) The Government Reporting Entity

In accordance with AASB 127 Consolidated and Separate Financial Statements, these consolidated financial statements include the values of all material assets, liabilities, equities, revenues and expenses controlled by the Government of Queensland.

Only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report.

Notes to the Financial Statements—(Continued)

Where control of an entity is obtained during the financial year, its results are included in the Income Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

The Queensland Government economic entity includes all State Government departments, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 52 for a full list of entities included in each sector.

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

(c) Sectors

Assets, liabilities, revenues and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated, but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the Government Financial Statistics Standards (Australian Bureau of Statistics), follows:

General Government Sector

The primary function of General Government sector agencies is to provide public services that:

•	are non-trading in nature and that are for the collective benefit of the community;

•	are largely financed by way of taxes, fees and other compulsory charges; and

•	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector

The primary function of enterprises in the Public Non-financial Corporations sector is to provide goods and services that:

•	are trading, non-regulatory or non-financial in nature; and

•	are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector

The Public Financial Corporations sector comprises publicly owned institutions which provide financial services usually on a commercial basis.

Functions they perform may include:

•	central bank functions;

•	accepting on-call, term or savings deposits;

•	investment fund management;

•	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

•	providing insurance services.

Notes to the Financial Statements—(Continued)

(d) Reporting Period

The reporting period of the consolidated entity is the year ended 30 June 2008.

(e) Basis of Measurement

The consolidated financial statements adopt the following valuation methodologies:

•

superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme provisions are based on actuarial valuations;

•	investments and other financial assets are recorded at market value;

•	borrowings and other financial liabilities are recorded at market value;

•	power purchase agreements are valued at fair value;

•	land, buildings, other infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost; and

•	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

(f) Rounding

All amounts in the consolidated financial statements have been rounded to the nearest $1 million or where the amount is less than $500,000 to zero, unless otherwise indicated.

(g) Comparative Information

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period.

(h) Errors

AASB 108 requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

(i) Business Combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the purchase method, regardless of whether equity instruments or other assets and liabilities are acquired.

Notes to the Financial Statements—(Continued)

Cost is measured as the fair value of the assets given, or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired, liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the Income Statement, but only after a reassessment of the identification and measurement of the net assets acquired.

Where settlement of any part of the cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of the exchange. The discount rate used is the borrowing rate applicable to similar borrowing from independent financiers under comparable terms and conditions.

(j) Associates

Associates are those entities over which the economic entity has significant influence but not control. Such entities are accounted for using the equity method of accounting. The State’s share of its associates’ post-acquisition profits or losses is recognised in the Income Statement and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment.

(k) Revenue Recognition

Commonwealth and other grants are normally recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue, including grants, has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 37.

Assets received at below fair value, including those received free of charge, and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Contributions of services are recognised only if the services would have been purchased if they had not been donated and their fair value can be reliably measured. Where this is the case, an equal amount is recognised as a revenue and an expense.

Non-repayable developer or customer contributions are recognised as revenue and as assets in accordance with Urgent Issues Group 1017 Developer and Customer Contributions for Connection to a Price Regulated Network.

To the extent practicable, revenues from the sale of goods and services (including gas and electricity), fines and regulatory fees are recognised when the transactions or events giving rise to the revenue occurs.

State taxation is recognised as revenue upon the earlier of receipt by the responsible agency of a taxpayer’s self-assessment, or at the time the taxpayer’s obligation to pay arises pursuant to the issue of an assessment. Taxation also includes interest and penalties.

Notes to the Financial Statements—(Continued)

The main types of taxation and fee revenues raised by the State Government are:

•	payroll tax;

•	transfer and other duties;

•	land tax; and

•	various gaming and lottery taxes.

Investment income includes interest, dividends and other income earned during the financial year. Interest is recognised on an accrual basis and dividends when declared. Net realised gains from the sale of investments and unrealised gains from the revaluation of certain investments also form part of investment income.

Net increments in the market values of biological assets are recognised as revenues.

(l) Borrowing Costs

Borrowing costs are recognised as expenses in the period in which they are incurred.

(m) Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables are stated with the amount of GST included. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

(n) Cash

“Cash” includes cash on hand and at bank, and deposits at call which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value, net of outstanding bank overdrafts.

(o) Receivables

Trade debtors are recognised at the nominal amount due. Receivables are assessed periodically for impairment.

Settlement by finance lease debtors is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 19.

Credit Risk Exposure and Management

Credit or liquidity risk represents the extent of credit related losses that the State may be subject to on amounts to be exchanged under loans, accounts receivable and other financial assets. The maximum credit risk at balance date in relation to each class of recognised financial assets is the carrying amount of those assets net of any provisions for impairment.

Notes to the Financial Statements—(Continued)

The credit risk in relation to receivables is managed in the following manner:

•	trading terms require payment within a specified period after the goods and services are applied;

•	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

•	bad debts are written off as they are incurred; and

•	impairment losses are recognised in the Income Statement.

(p) Inventories

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. For most agencies, cost is determined on either a first-in-first-out or average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their existing condition and location, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at the lower of cost and current replacement cost.

All inventories are classified as current assets.

Land held for resale is stated at the lower of cost and net realisable value. Cost is assigned by specific identification and includes the cost of acquisition and development.

(q) Non-Current Assets Held for Sale

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are assets measured at the lower of carrying amount and fair value less costs to sell and have not been depreciated or amortised.

An impairment loss is recognised for initial or subsequent write down of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset, but not in excess of any cumulative impairment loss previously recognised.

Notes to the Financial Statements—(Continued)

(r) Property, Plant and Equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector is applicable to departments and statutory bodies and mandates asset recognition thresholds as follows:

Asset Class	Asset Recognition Threshold
Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & Equipment	$5,000

Major Plant & Equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased Assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & Cultural Assets	$5,000

Work in Progress	n/a

Library Reference Collections	$1,000,000

Asset recognition thresholds for other entities do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity, and their cost can be measured reliably. In addition, any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and Valuation

Land, buildings, other infrastructure, major plant and equipment, and heritage and cultural assets are valued at fair value in accordance with AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

In relation to the Queensland electricity and gas supply industry, power generation as well as electricity and gas transmission supply systems are valued at depreciated optimised replacement value or cost. This approach provides values based on the optimum set of replacement assets necessary to achieve the same service potential with no inappropriate surplus capacity. Rail infrastructure is also carried at cost.

Notes to the Financial Statements—(Continued)

Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Only those assets, the total values of which are material, compared to the value of the class of assets to which they belong, are comprehensively revalued. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Pursuant to paragraph 39 of AASB 116, “for profit” entities (mainly Public Non-financial Corporations) account for the revaluation of non-current assets on an individual basis, not a class of assets basis.

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that asset (in relation to “for profit” entities) or that class of assets, except to the extent it reverses a revaluation decrement for the asset/class of assets previously recognised as an expense. A decrease in the carrying amount on revaluation is charged as an expense, to the extent it exceeds the balance of the relevant asset revaluation reserve.

Where an asset is acquired at no cost, or for nominal cost, the cost is its fair value as at the date of acquisition. All other non-current assets, principally plant and equipment, are measured at cost.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset.

Non-reciprocal transfers of assets and liabilities between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with UIG 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

(s) Biological Assets

Biological assets are recognised at net market value, which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal. Where no active and liquid market is available, the net present value methodology has been adopted under the provisions of AASB 141 Agriculture.

Biological assets held by the State and recognised in the Balance Sheet include:

•	livestock; and

•	the State’s plantation growing timber resources, mostly located in South East Queensland. All current stands of plantation growing timber are included, with the exception of the following:

(i)	plantings of minor species, small and fragmented plantation areas and areas subject to experimental treatments, which are likely to be unmarketable, or have a value which is considered to be unreliable; and

(ii)	hardwood plantations which are immaterial.

Biological assets held by the State and not recognised in the Balance Sheet include:

•

the right to harvest forest products from native forests pursuant to the Forestry Act 1959. Cash flows associated with these products have been examined and the net values of the access rights are considered to be immaterial. Accordingly, the value of access rights to native forest products have not

Notes to the Financial Statements—(Continued)

been recognised. The State is currently overseeing the final harvesting of forest timber from native forests, as part of a process of transitioning native forests into nature conservations reserves; and

•

other biological assets such as tree seed orchards, tree hedges and nursery seedlings which have been assessed in accordance with AASB 141, found not to be material and accordingly not been recognised. This position will be reviewed annually.

Valuation of Biological Assets

Net present value is calculated as the net of the future cash inflows and outflows associated with forest production activities discounted back to current values at the specified weighted average cost of capital.

Under this methodology, valuation changes arise mainly from movements in:

•	timber volume associated with growth, and changes to the overall estate, as a result of annual planting and harvesting activity;

•	timber prices;

•	forest production costs; and

•	the weighted average cost of capital rate used in the discount cash flow calculation.

Reference should be made to individual agency reports for details of individual assumptions used in calculating the net present value of biological assets held by the State.

A reserve has been established to recognise the change in value of biological assets where amounts of unrealised revenue are brought to account through the Income Statement.

(t) Intangible Assets

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. The Non-Current Asset Policies for the Queensland Public Sector, which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated assets, such as brands and mastheads, as well as expenditure on initial research are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Asset Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. The threshold for other entities does not exceed this amount.

Purchased goodwill represents the excess of costs of acquisition over the fair value of the State’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill is not amortised but instead is assessed annually for impairment.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

(u) Investment Properties

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Income Statement and no depreciation expense or asset impairment is recognised.

Notes to the Financial Statements—(Continued)

(v) Assets not Recognised

The following assets are not recognised in the Balance Sheet:

Quarry Resources

The value of quarry resources held by the Department of Natural Resources and Water is not included in the financial statements as it is not practical to determine reliably the quantum of the resources available for extraction. Revenue from the sale of quarry materials is recognised as extractions are made.

Native Forests and Biological Assets

Disclosures are outlined in Note 1(s).

Land under Roads

Land under roads is not recognised in the Balance Sheet as the circumstances in which it can be reliably measured are considered to be rare. Land under roads controlled by the Departments of Main Roads and Natural Resources and Water is expensed as road construction occurs.

Railway Corridor Land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources and Water, which for reporting purposes recorded the land at nil value. This land is on-leased to QR via Queensland Transport at no cost.

User Funded Assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheets as users of the assets have either fully or partially funded these facilities, and they are either not considered to be controlled by the corporations, or no income will flow from the facilities.

Heritage Assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

Library Collections

Library acquisitions are expensed as they are incurred, except for the General Reference and Rare Books Collections of the Library Board of Queensland. These are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector and Queensland Treasury’s Accounting for Library Collections Policy except for certain heritage assets such as manuscripts whose value cannot be reliably measured.

Water Licences

The Mount Is a Water Board holds an interim resource allocation licence. However, the Board has not been able to reliably measure the value of this asset and therefore it has not been brought to account.

Notes to the Financial Statements—(Continued)

(w) Depreciation and Amortisation

Land, General Reference and Rare Books Collections of the Library Board of Queensland, Museum collections and art works held by the Queensland Art Gallery are not depreciated.

Other assets are normally depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use), and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital Work in Progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives to agencies of the different asset classes:

Asset Class	Useful Life
Property Plant and Equipment

Buildings	1 - 100 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 200 years
Heritage and cultural assets	7 - 100 years

Intangibles

Computer software	2 - 20 years
Other intangibles (including intellectual property, licences and access rights)	1 - 99 years

(x) Impairment of Assets

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. If an asset is determined to be impaired, the recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and either depreciated replacement cost or value in use. Value in use is based on discounted cash flows using a risk adjusted discount rate. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows which are largely independent of the cash flows from other assets or groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Impairment on goodwill is not reversed.

Notes to the Financial Statements—(Continued)

(y) Leases

Agency rights and obligations under finance leases, which are leases that effectively transfer most of the risks and rewards relating to ownership of the leased items to the lessee, are recognised initially as assets and liabilities equal to the lower of fair value of the leased property and present value of the minimum lease payments including any guaranteed residual values. The assets are disclosed as leased plant and equipment and are depreciated over the period during which the agency is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease.

For operating leases, where the lessor retains substantially all of the risks and rewards relating to ownership of the leased items, lease payments are expensed over the term of the lease. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability. Further disclosure on lease commitments is contained in Note 44.

(z) Payables

These amounts represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

(aa) Provisions

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

(ab) Onerous Contracts

General Provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract, and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets and is based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted using market yields at balance date on national government guaranteed bonds with terms to maturity and currency that match, as closely as possible, the expected future payments, where the effect of discounting is material.

Power Purchase Agreement Provisions

A provision for onerous contracts has been realised in relation to a number of long-term power purchase agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements

Notes to the Financial Statements—(Continued)

exceed the expected benefits to be received. Some of these PPAs have remaining terms which extend past the next 10 years. Current conditions within the electricity market mean a number of the long-term power purchase agreements are considered to be onerous contracts.

The provision for onerous contracts reflects net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

The extent of the future losses from the power purchase agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

As a consequence of the State applying the exemption under AASB 1 to apply AASB 132 Financial Instruments: Presentation and AASB 139 Financial Instruments: Recognition and Measurement from 1 July 2005, derivative financial instruments are separately recognised on the Balance Sheet as derivative financial instrument assets or derivative financial liabilities. The State has accordingly excluded the estimated revenue to be derived from anticipated hedge contracts from the calculation of the provision for onerous contracts.

(ac) Employee Benefits

Wages, Salaries and Sick Leave

Liabilities for wages and salaries are accrued at year-end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Annual Leave

The Annual Leave Central Scheme was established at 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. On this date the annual leave liabilities of all members were transferred to the scheme. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the Annual Leave Scheme continue to determine and recognise their own leave liabilities.

The State’s Annual Leave Liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits , where annual leave is not expected to be paid within 12 months, the liability is classified as non-current and measured at the present value of the future cash flows.

Long Service Leave

A levy of 1.75% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

Notes to the Financial Statements—(Continued)

The method used incorporates consideration of expected future wage and salary levels, experience of employee departure and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the Government’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2008 was 6.5% (2007, 6.3%).

Entities that do not participate in the Long Service Leave Central Scheme (predominantly Public Non-financial Corporations) determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Superannuation/Retirement Benefit Obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Income Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred eg. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

Expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity and currency that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2008 was 6.5% (2007, 6.3%).

Future taxes are part of the provision of the existing benefit obligations (eg. taxes on investment income and employer contributions) and are taken into account in measuring the net liability or asset.

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Electricity Supply Industry Superannuation (QLD) (ESI Super). The superannuation fund is fully funded with a net superannuation asset recognised in the Balance Sheet in respect of this fund. Refer Note 50.

All actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are taken direct to equity.

Termination Benefits

Termination benefits are payable when employment is terminated before the normal retirement date, or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance date are discounted to present value.

Notes to the Financial Statements—(Continued)

(ad) Provision for Retirement/Disposal of Long Lived Assets

A provision is recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

(ae) General Insurance Contracts

In accordance with AASB 1023 General Insurance Contracts , the claims liability includes a risk margin in addition to expected future payments. This liability is discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

(af) Financial Instruments

In compliance with AASB 132 and AASB 139 (relating to financial instruments), certain derivatives are recognised in the Balance Sheet. Derivatives are measured on a fair value basis and changes in fair value are taken to the Income Statement unless strict hedge accounting rules are met, in which case valuation adjustments are recognised in an equity reserve.

Under AASB 139, financial assets are to be classified and measured as follows:

•	loans and receivables—measured at amortised cost;

•	held to maturity—measured at amortised cost;

•	designated at fair value through profit or loss; or

•	available-for-sale—measured at fair value with unrealised gains/losses recognised directly in equity except for impairment losses and foreign exchange gains/losses.

Financial liabilities are to be classified and measured as follows:

•	designated at fair value through profit or loss; or

•	other financial liabilities—measured at amortised cost.

Recognition and derecognition of financial assets and liabilities

Financial assets and financial liabilities are recognised on the Balance Sheet when the State becomes party to the contractual provisions of the financial instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by the State. A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

Fair value estimation

Entities within the State use either the quoted market price at balance date or mid market rates as a basis for establishing fair values of quoted financial instruments. Financial assets are priced at current bid prices, while financial liabilities are priced at current asking price. The State adopts the policy of effectively minimising risk arising from market/client transactions whether they be in the nature of onlendings, deposits, leases or hedges.

If the market for a financial asset is not active, the State establishes fair value by using valuation techniques.

Derivative financial instruments

Derivative instruments are used to hedge the State’s exposure to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may be used to deliver long term floating rate or long term fixed rate exposure. A small number of derivative financial instruments are held for trading purposes.

Notes to the Financial Statements—(Continued)

Derivatives are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at their fair value. Fair values are derived using quoted market prices in active markets and utilising accepted market valuation techniques, including the discounted cash flow model and other pricing models, as appropriate.

The effective portion of the gain or loss from changes in the fair value of the hedging instrument is recognised directly in the hedge reserve in equity, while the ineffective portion is recognised in the Income Statement. Amounts taken to the hedge reserve in equity are transferred to the Income Statement when the hedged transaction affects the Income Statement, such as when hedged income or expenses are recognised or when a forecast sale or purchase occurs. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gain or loss deferred to equity is transferred to carrying amount of the asset or liability.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative instruments used by the State include: futures contracts, forward rate agreements, forward exchange contracts, cross currency swaps, interest rate swaps and commodity swaps.

Financial assets at fair value through profit or loss

Financial assets which include all other investments are valued at fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement. Financial assets held by the State include: money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, letters of credit and investments managed by QIC.

Financial liabilities at fair value through profit or loss

Financial liabilities which include deposits and interest bearing liabilities are valued at fair value at balance date. Unrealised gains and losses are brought to account in the Income Statement. Interest bearing liabilities held by the State include: Treasury notes, Australian bonds, credit foncier loans, commercial paper, overseas bonds and medium term notes principally raised by Queensland Treasury Corporation.

In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Stock lending and repurchase agreement deposits are accepted at an agreed interest rate and are held as security for stock lent.

Financial liabilities held at amortised cost

State debt to the Commonwealth represents loans made by the Commonwealth under Loan Council agreements and is held at amortised cost.

Settlement date accounting

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. The State accounts for any change in the fair value of the asset to be received during the period between the trade date and settlement date in the same way as it accounts for the acquired asset.

(ag) Foreign Currency

Foreign currency transactions are translated initially into Australian dollars at the rate of exchange applying at the date of the transaction. Such transactions are subject to price risk which is reflected by price variation changes due to foreign currency movement. Amounts payable and receivable in foreign currencies at balance date are translated to Australian currency at rates of exchange current at 30 June 2008.

Notes to the Financial Statements—(Continued)

Exchange differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in the Income Statement in the financial year in which the exchange rates change, except when deferred in equity as qualifying cash flow hedges and qualifying net investment hedges.

Translation differences on non-monetary financial assets and liabilities are reported as part of the fair value gain or loss. Translation differences on non-monetary financial assets and liabilities such as equities held at fair value through profit or loss are recognised in the Income Statement as part of the fair value gain or loss. Translation difference on non-monetary financial assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing at year-end. Where transactions involve forward foreign exchange, the amount payable or receivable under the forward exchange contract is adjusted to reflect forward rates of exchange applicable at year-end. Exchange gains or losses are brought to account in the Income Statement.

Foreign exchange risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the entity’s functional currency.

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

(ah) Related Party Transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies that are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(ai) Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets. The following policies have been adopted pending the development of an accounting standard.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases. Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(aj) Monies held in Trust

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes in Note 45. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

(ak) Financial Risk Management

The State’s activities expose it to a variety of financial risks, market risk (including foreign currency risk, interest rate risk and price risk), credit risk, liquidity risk and cash flow interest rate risk. The State’s overall risk

Notes to the Financial Statements—(Continued)

management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects. While the State has a broad framework for risk management, individual agencies are responsible for managing risks to which they are exposed. The State uses certain derivative instruments such as forward exchange contracts and cross currency swaps to hedge risk exposures.

Risk management strategies specific to particular items recognised in the State’s consolidated financial statements are included in the accounting policies relating to that item.

(al) Critical Accounting Estimates and Judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances.

(i) Critical Accounting Estimates and Assumptions

The State makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year and have not been included in the relevant accounting policy, are discussed below.

Estimated Impairment of Assets

The State tests annually whether any asset or group of assets is impaired, in accordance with the accounting policy Note 1(x). In some instances the recoverable amount used is value in use.

Value in use calculations require assumptions to be made in key areas such as:

•	risk adjusted time value of money;

•	forecast market prices;

•	forecast operational and capital expenditure; and

•	discount rates.

There is significant uncertainty over the future price and availability of water which may impact asset values of the electricity generators. In addition, as the impacts from the proposed introduction of a carbon pollution reduction scheme by the Commonwealth Government are still uncertain, no assumptions were included when determining the recoverable amount under value in use calculations.

Fair Value of Derivatives and Other Financial Instruments

The fair value of financial instruments that are not traded in an active market (for example over-the-counter derivatives) is determined by using valuation techniques. The State uses judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at each Balance Sheet date. The State has used discounted cash flow analysis for various available-for-sale financial assets that were not traded in active markets.

(ii) Critical Judgements in Applying Accounting Policies

Held-to-maturity investments

The State follows AASB 139 in classifying non-derivative financial assets with fixed or determinable payments and fixed maturity as held-to-maturity. This classification requires significant judgement. In making this judgement, the State evaluates its intention and ability to hold such investments to maturity.

Notes to the Financial Statements—(Continued)

If the class of held-to-maturity investments is tainted, the State would not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

If the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The investments would therefore be measured at fair value not amortised cost.

2. Disaggregated Information

Income Statement

	General Government(a)		Public Non-financial Corporations(a)		Public Financial Corporations(a)		Consolidation Adjustments		Consolidated
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Revenue from Continuing Operations
Commonwealth and other grants	15,603	14,421	2,275	1,426	—	—	(1,758)	(1,368)	16,120	14,479
Sales of goods and services	2,426	2,040	7,526	7,920	1,037	966	(472)	(402)	10,517	10,524
Taxes, fees and fines	10,556	9,460	—	145	—	—	(116)	(319)	10,440	9,286
Investment income	2,450	5,592	211	312	2,901	1,905	(4,323)	(3,072)	1,239	4,737
Royalties and other territorial revenue	1,462	1,430	—	—	—	—	—	—	1,462	1,430
Other	327	387	342	295	50	32	(3)	(12)	716	702

	32,824	33,330	10,354	10,098	3,988	2,903	(6,672)	(5,173)	40,494	41,158

Expenses from Continuing Operations
Employee expenses	16,022	14,066	2,127	1,964	191	170	(228)	(223)	18,112	15,977
Supplies and services	6,133	5,563	3,652	3,687	119	117	(337)	(277)	9,567	9,090
Depreciation and amortisation	1,852	1,767	1,639	1,643	21	20	—	—	3,512	3,430
Grants and other contributions	8,171	7,325	20	66	—	—	(1,759)	(1,367)	6,432	6,024
Finance costs	345	146	1,195	834	2,585	1,476	(1,706)	(918)	2,419	1,538
Share of (profit)/loss of associates	1	—	2	4	1	—	—	(1)	4	3
Other	404	1,098	128	76	1,061	1,015	(26)	(235)	1,567	1,954

	32,928	29,965	8,763	8,274	3,978	2,798	(4,056)	(3,021)	41,613	38,016

Gains
Net gains on sale of assets	34	35	634	1,001	3	19	(40)	(2)	631	1,053
Revaluation increments and impairment reversals	19	30	598	300	—	41	(295)	(79)	322	292

	53	65	1,232	1,301	3	60	(335)	(81)	953	1,345

Losses
Revaluation, impairment and other losses	303	426	139	513	454	8	(295)	(79)	601	868

	303	426	139	513	454	8	(295)	(79)	601	868

Surplus/(Deficit) before Income Tax Expense	(354)	3,004	2,684	2,612	(441)	157	(2,656)	(2,154)	(767)	3,619

Income tax credit/(expense)	—	—	(472)	(470)	104	(36)	368	506	—	—
Surplus/(Deficit) from discont. operations	—	407	—	1,518	—	—	—	—	—	1,925

Net Surplus/(Deficit)	(354)	3,411	2,212	3,660	(337)	121	(2,288)	(1,648)	(767)	5,544

Note:

(a)	See Note 1(c) for explanation of sectors.

Notes to the Financial Statements—(Continued)

Balance Sheet

	General Government(a)		Public Non-financial Corporations(a)		Public Financial Corporations(a)		Consolidation Adjustments		Consolidated
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets

Current Assets
Cash and cash equivalents	3,121	1,043	1,912	3,485	31	16	(3,865)	(3,421)	1,199	1,123
Receivables and loans	3,082	3,038	1,598	2,172	91	72	(1,106)	(1,171)	3,665	4,111
Financial assets at fair value through profit or loss	2,193	1,807	—	—	10,915	11,676	—	—	13,108	13,483
Other investments	512	393	255	437	—	—	(275)	(150)	492	680
Derivative financial instruments	1	8	298	767	160	29	1	1	460	805
Inventories	416	376	704	569	—	—	—	—	1,120	945
Other	462	381	173	134	—	23	(174)	(126)	461	412
Non-current assets classified as held for sale	221	99	153	300	—	—	—	—	374	399

	10,008	7,145	5,093	7,864	11,197	11,816	(5,419)	(4,867)	20,879	21,958

Non-Current Assets
Receivables and loans	664	503	578	531	32,670	23,381	(29,372)	(19,874)	4,540	4,541
Financial assets at fair value through profit or loss	22,925	25,023	36	218	8,599	7,572	—	—	31,560	32,813
Other investments	21,549	19,942	14	35	—	—	(21,539)	(19,893)	24	84
Derivative financial instruments	—	—	161	417	63	84	—	(1)	224	500
Investments in associates	36	35	49	31	1	1	1	1	87	68
Investment properties	53	50	1,131	922	—	—	—	—	1,184	972
Biological assets	9	10	1,174	1,082	—	—	—	—	1,183	1,092
Property, plant and equipment	132,094	92,555	45,056	36,804	150	95	(34)	(35)	177,266	129,419
Deferred tax assets	5,589	5,197	1,232	1,667	124	21	(6,945)	(6,885)	—	—
Intangibles	680	637	336	324	24	20	—	—	1,040	981
Other	42	30	184	383	—	—	(63)	(52)	163	361

	183,641	143,982	49,951	42,414	41,631	31,174	(57,952)	(46,739)	217,271	170,831

Total Assets	193,649	151,127	55,044	50,278	52,828	42,990	(63,371)	(51,606)	238,150	192,789

Note:
(a)	See Note 1(c) for explanation of sectors.

Notes to the Financial Statements—(Continued)

	General Government(a)		Public Non-financial Corporations(a)		Public Financial Corporations(a)		Consolidation Adjustments		Consolidated
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Current Liabilities
Payables	2,647	2,698	2,652	2,664	162	195	(1,087)	(819)	4,374	4,738
Employee benefit obligations	2,846	2,300	265	244	58	48	—	—	3,169	2,592
QTC borrowings	385	281	1,435	678	—	—	(1,820)	(959)	—	—
Financial liabilities held at fair value through profit or loss	—	—	—	—	11,174	11,938	(3,865)	(3,419)	7,309	8,519
Financial liabilities held at amortised cost	316	246	8	335	276	151	(277)	(485)	323	247
Derivative financial instruments	1	9	632	2,581	223	117	—	(1)	856	2,706
Current tax liabilities	—	—	108	124	22	4	(130)	(128)	—	—
Provisions	255	264	133	91	803	730	(17)	(16)	1,174	1,069
Other	655	566	428	400	2	4	(41)	1	1,044	971

Total Current Liabilities	7,105	6,364	5,661	7,117	12,720	13,187	(7,237)	(5,826)	18,249	20,842

Non-Current Liabilities
Payables	5	6	—	—	1	—	—	—	6	6
Employee benefit obligations	22,881	21,226	485	466	5	5	—	—	23,371	21,697
QTC borrowings	5,440	1,702	22,098	17,195	—	—	(27,538)	(18,897)	—	—
Financial liabilities held at fair value through profit or loss	—	—	—	—	37,194	26,575	—	—	37,194	26,575
Financial liabilities held at amortised cost	692	533	41	45	21	171	(37)	(189)	717	560
Derivative financial instruments	—	—	399	1,223	251	155	—	—	650	1,378
Deferred tax liabilities	1,352	1,687	5,549	5,132	40	66	(6,941)	(6,885)	—	—
Provisions	730	724	444	337	1,031	940	—	—	2,205	2,001
Other	265	353	379	790	1	1	(65)	(53)	580	1,091

Total Non-Current Liabilities	31,365	26,231	29,395	25,188	38,544	27,913	(34,581)	(26,024)	64,723	53,308

Total Liabilities	38,470	32,595	35,056	32,305	51,264	41,100	(41,818)	(31,850)	82,972	74,150

Net Assets	155,179	118,532	19,988	17,973	1,564	1,890	(21,553)	(19,756)	155,178	118,639

Note:
(a)	See Note 1(c) for explanation of sectors.

Notes to the Financial Statements—(Continued)

3. Commonwealth and Other Grants

	2008	2007
	$M	$M
Commonwealth
General purpose payments
GST revenue grants	8,549	8,092
Australian Health Care Agreement	1,839	1,641
Specific purpose payments
Health	491	546
Education	2,071	1,970
Other agencies	2,491	1,655

	15,441	13,904
Other	679	575

	16,120	14,479

4. Sales of Goods and Services

	2008	2007
	$M	$M
Goods	4,040	5,591
Services	6,010	4,494
Rental	467	439

	10,517	10,524

5. Taxes, Fees and Fines

	2008	2007
	$M	$M
Taxes
Stamp duty
Transfer duty	2,912	2,542
Vehicle registration	403	289
Insurance	386	361
Mortgages	327	343
Other duties	16	26

	4,044	3,561
Payroll tax	2,391	2,133
Land tax	596	479
Various gaming taxes and other levies	1,345	1,051

Fees
Vehicle registration	966	887
Transport and other licences and permits	879	975

Fines	219	200

	10,440	9,286

Notes to the Financial Statements—(Continued)

6. Investment Income

	2008	2007
	$M	$M
Interest	1,390	1,084
Distribution from QIC Trusts	(187)	3,519
Dividends	15	27
Other	21	107

	1,239	4,737

Interest revenue from financial assets not at fair value through profit or loss totalled $192 million (2007, $122 million).

Investment income on assets set aside to fund employee entitlement liabilities totalled a loss of $552 million (2007, profit of $3.026 billion).

7. Royalties and Other Territorial Revenue

	2008	2007
	$M	$M
Royalties	1,371	1,352
Other territorial revenue	91	78

	1,462	1,430

8. Other Operating Revenue

	2008	2007
	$M	$M
Assets assumed	115	145
Other	601	557

	716	702

9. Employee Expenses (refer Note 50 for additional disclosures)

	2008	2007
	$M	$M
Salaries, wages and associated costs	15,118	13,552
Superannuation expense	2,994	2,425

	18,112	15,977

Notes to the Financial Statements—(Continued)

10. Depreciation and Amortisation

	2008	2007
	$M	$M
Depreciation and amortisation expenses for the financial year were charged in respect of:
Buildings	858	823
Infrastructure	1,601	1,613
Plant and equipment	665	645
Major plant and equipment	89	26
Heritage and cultural assets	3	2
Leased plant and equipment	146	147
Software development	143	159
Other intangible assets	7	15

	3,512	3,430

11. Finance Costs

	2008	2007
	$M	$M
Interest	2,360	1,381
Other	59	157

	2,419	1,538

12. Other Operating Expense

	2008	2007
	$M	$M
WorkCover Queensland and other claims	1,129	1,120
Assets transferred to non-State entities	130	207
Other	308	627

	1,567	1,954

Audit fees of $15.6 million (2007, $13.8 million) charged by the Queensland Audit Office to entities included in these financial statements have been eliminated on consolidation.

Assets transferred to non-State entities includes $130 million (2007, $190 million) expensing of Tugun Bypass construction costs related to that part of the work being undertaken in New South Wales.

Notes to the Financial Statements—(Continued)

13. Net gains on Sale of Assets

	2008	2007
	$M	$M
Gains on sale of non-financial assets	340	15
Gains on sale of financial assets	284	20
Gains on sale of environmental certificates/obligations	7	7
Gain on sale of Powerdirect	—	1,011

	631	1,053

The gains on sale of financial assets relate to the following categories:
Assets at fair value through profit or loss	6	20
Available for sale (recycled from reserves)	276	—
Derivatives	2	—

	284	20

14. Gains on Revaluation of Assets

	2008	2007
	$M	$M
Gains on revaluation of non-financial assets	136	264
Gains on revaluation of biological assets	186	28

	322	292

15. Loss on Revaluation of Assets

	2008	2007
	$M	$M
Loss on revaluation of financial assets	159	391
Loss on revaluation of environmental certificates/obligations	35	26

	194	417

16. Impairment Losses

	2008	2007
	$M	$M
Impairment of property, plant and equipment	103	7
Impairment of intangibles	3	14
Impairment of non-current assets held for sale	1	1
Impairment of financial assets	4	—

	111	22

Impairment of financial assets relates to financial assets held at fair value through profit or loss.

Notes to the Financial Statements—(Continued)

17. Other Losses

	2008	2007
	$M	$M
Bad debts written off	81	51
Inventory write down	9	6
Decommissioned infrastructure assets	126	167
Other assets written off/donated	5	2
Land under roads	75	203

	296	429

18. Cash and Cash Equivalents

	2008	2007
	$M	$M
Cash	1,008	525
Deposits at call	191	598

	1,199	1,123

Agencies forming part of the Public Accounts report all monies on hand as cash. This does not include the Queensland Treasury Corporation (QTC) money market deposits of $841 million (2007, $749 million). Refer Note 20. All material cash balances held by those agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole-of-Government basis.

19. Receivables and Loans

	2008	2007
	$M	$M
Current
Trade receivables	1,948	2,436
Interest receivables	23	21
Investment receivables	—	1
Loans and advances	97	216
GST input tax credits receivables	355	351
Finance leases	12	11
Other	1,587	1,374

	4,022	4,410
Less: Provision for impairment	357	299

	3,665	4,111

Non-Current
Trade receivables	98	145
Loans and advances	797	619
Onlendings	3,233	3,451
Finance leases	200	201
Other	213	126

	4,541	4,542
Less: Provision for impairment	1	1

	4,540	4,541

Notes to the Financial Statements—(Continued)

	2008	2007
	$M	$M
Finance Lease Receivables due:
Not later than 1 year	17	17
Later than 1 year but not later than 5 years	62	62
Later than 5 years	304	309

	383	388
Less: Future finance revenue	171	176

	212	212

Minimum Operating Lease Payments Receivable:
Operating leases not recognised in the financial statements (excluding investment properties):
Not later than 1 year	26	22
Later than 1 year but not later than 5 years	61	53
Later than 5 years	167	161

	254	236

Past Due Not Impaired Financial Assets Analysis as at 30 June 2008

	1 month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M
Trade receivables	64	18	12	43
Other receivables and loans	3	—	—	189

	67	18	12	232

Impaired Financial Assets Analysis as at 30 June 2008

	1 month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M
Trade receivables	13	9	4	77
Other receivables and loans	1	1	1	239

	14	10	5	316

Past Due Not Impaired Financial Assets Analysis as at 30 June 2007

	1 month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M
Trade receivables	50	17	10	31
Other receivables and loans	2	—	—	172

	52	17	10	203

Notes to the Financial Statements—(Continued)

Impaired Financial Assets Analysis as at 30 June 2007

	1 month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M
Trade receivables	8	2	2	45
Other receivables and loans	2	1	1	219

	10	3	3	264

20. Financial Assets at Fair Value through Profit or Loss (excluding derivatives)

	2008	2007
	$M	$M
Current
Money market deposits	841	749
Floating rate notes	501	99
Securities and bonds	8,490	9,686
Investments managed by Queensland Investment Corporation*	2,982	2,530
Other	294	419

	13,108	13,483

Non-Current
Floating rate notes	3,372	2,881
Securities and bonds	2,928	1,881
Investments managed by Queensland Investment Corporation*	24,693	27,108
Shares	1	213
Other	566	730

	31,560	32,813

The carrying amounts of the above financial assets are classified as designated at fair value on initial recognition.

*	Investments managed by Queensland Investment Corporation were allocated over the following categories:

	2008	2007
	$M	$M
Cash	1,150	2,396
Fixed interest	9,648	9,526
Australian equities	5,662	6,183
International equities	5,357	6,332
Property	3,752	3,939
Other	2,106	1,262

	27,675	29,638

Refer Note 49 for further disclosure on financial instruments.

Notes to the Financial Statements—(Continued)

21. Other Investments

	2008	2007
	$M	$M
Current
Held-to-maturity term deposits	11	10
Available-for-sale investments	481	670

	492	680

Non-Current
Available-for-sale investments	24	84

	24	84

Net gains on available-for-sale assets recognised directly in equity amount to $10 million at 30 June 2008 (2007, $226 million). $276 million (2007, $nil) was removed from equity and recognised in profit and loss for the period. (Refer Note 13).

22. Derivative Financial Instruments

	2008	2007
	$M	$M
Current Assets
Cash flow hedges	103	418
Other derivatives	357	387

	460	805
Non-Current Assets
Cash flow hedges	137	417
Other derivatives	87	83

	224	500
Current Liabilities
Cash flow hedges	432	2,057
Other derivatives	424	649

	856	2,706
Non-Current Liabilities
Cash flow hedges	320	1,223
Other derivatives	330	155

	650	1,378

Net Derivative Assets/(Liabilities)	(822)	(2,779)

Notes to the Financial Statements—(Continued)

23. Inventories

	2008	2007
	$M	$M
Current
Raw materials and stores	499	427
Work in progress	54	30
Finished goods	205	197
Land held for resale	279	224
Inventory held for distribution—at replacement cost	4	5
Environmental certificates/obligations	31	14
Other	48	48

	1,120	945

24. Investment Properties

	2008	2007
	$M	$M
Land and buildings at independent valuation	1,184	972

Movements in Investment Properties

Carrying amount at beginning of year	972	834
Acquisitions	1	8
Disposals	(5)	(18)
Transfers	92	19
Net revaluations increments/(decrements)	133	129
Impairment loss	(9)	—

Carrying amount at end of year	1,184	972

The following revenues and expenses are recognised in the Income Statement in relation to investment properties:

	2008	2007
	$M	$M
Rental Income	55	59
Operating expenses arising from property generating an income	(13)	(17)

	42	42

Notes to the Financial Statements—(Continued)

25. Biological Assets

	2008	2007
	$M	$M
Self-generating and regenerating assets:
Livestock	8	8
Plants	1,175	1,084

	1,183	1,092

Movement in biological assets:
Carrying amount at beginning of year	1,092	1,147
Gain from changes in fair value	186	28
Acquisitions	—	3
Disposals	(95)	(86)

Carrying amount at end of year	1,183	1,092

26. Other Assets

	2008	2007
	$M	$M
Current
Prepayments	325	288
Other	136	124

	461	412

Non-Current
Prepayments	39	36
Other	70	39
ESI superannuation assets (refer Note 50)	54	286

	163	361

27. Non-Current Assets Classified as Held for Sale

	2008	2007
	$M	$M
Land	244	66
Buildings	31	3
Infrastructure	—	183
Plant and equipment	98	146
Intangible assets	1	1

	374	399

Notes to the Financial Statements—(Continued)

28. Property, Plant and Equipment

	Cost or Valuation		Accumulated Depreciation/Impairment		Written Down Value
	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M
Valuation
Land	45,864	38,064	(8)	(4)	45,856	38,060
Buildings	40,239	37,916	(13,319)	(12,855)	26,920	25,061
Infrastructure—other	104,386	62,057	(27,670)	(19,512)	76,716	42,545
Major plant and equipment	1,031	463	(284)	(165)	747	298
Heritage and cultural assets	1,267	925	(72)	(68)	1,195	857
Cost
Infrastructure—rail and electricity generation	9,803	7,973	(2,090)	(1,686)	7,713	6,287
Plant and equipment	8,410	7,627	(3,276)	(3,135)	5,134	4,492
Leased plant and equipment	3,366	3,077	(967)	(831)	2,399	2,246
Capital work in progress	10,586	9,573	—	—	10,586	9,573

	224,952	167,675	(47,686)	(38,256)	177,266	129,419

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land(a)		Buildings(a)		Infrastructure—Other(a)		Major Plant and Equipment
	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	38,060	32,334	25,061	22,570	42,545	38,307	298	298
Acquisitions	839	627	616	607	1,546	843	177	4
Disposals	(116)	(82)	(36)	(61)	(121)	(546)	(99)	(1)
Revaluation increments/(decrements)	7,257	5,308	1,068	1,929	29,019	4,043	25	13
Impairment (losses)/reversals	(13)	(5)	(52)	(12)	(14)	(74)	—	—
Depreciation and amortisation	—	—	(858)	(823)	(1,220)	(1,240)	(89)	(26)
Net asset transfers	(171)	(122)	1,121	851	4,961	1,212	435	10

Carrying amount at end of year	45,856	38,060	26,920	25,061	76,716	42,545	747	298

Notes to the Financial Statements—(Continued)

	Heritage and Cultural Assets		Infrastructure—Rail and Electricity Generation		Plant and Equipment		Leased Plant and Equipment
	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	857	738	6,287	6,519	4,492	3,916	2,246	2,352
Acquisitions	4	5	75	89	1,030	813	185	49
Disposals	—	(1)	(149)	(2)	(84)	(206)	(2)	(101)
Revaluation increments/(decrements)	290	(39)	—	—	30	25	3	15
Impairment (losses)/reversals	—	—	(33)	(4)	(20)	(6)	(13)	39
Depreciation and amortisation	(3)	(2)	(382)	(382)	(664)	(645)	(146)	(147)
Net asset transfers	47	156	1,915	67	350	595	126	39

Carrying amount at end of year	1,195	857	7,713	6,287	5,134	4,492	2,399	2,246

	Capital Work in Progress		Total
	2008	2007	2008	2007
	$M	$M	$M	$M
Carrying amount at beginning of year	9,573	5,098	129,419	112,132
Acquisitions	10,314	8,060	14,786	11,097
Disposals	(109)	(289)	(716)	(1,289)
Revaluation increments/(decrements)	—	—	37,692	11,294
Impairment (losses)/reversals	—	—	(145)	(62)
Depreciation and amortisation	—	—	(3,362)	(3,265)
Net asset transfers	(9,192)	(3,296)	(408)	(488)

Carrying amount at end of year	10,586	9,573	177,266	129,419

Note:

a)	Due to the proposed sale of the Cairns Airport, land, buildings and infrastructure assets with a written down value of $354 million have not been independently revalued at balance date. Accordingly the Auditor-General has provided a qualified opinion on the Cairns Ports’ financial statements, being unable to express an opinion on the reported value of these assets.

29. Intangibles

	Cost		Valuation		Accumulated Amortisation		Written Down Value
	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	1,087	904	—	—	(537)	(418)	550	486
Purchased software	645	836	14	15	(471)	(516)	188	335
Licences and rights	15	15	57	52	(15)	(11)	57	56
Goodwill	135	85	—	—	—	—	135	85
Other	122	42	—	7	(12)	(30)	110	19

	2,004	1,882	71	74	(1,035)	(975)	1,040	981

Notes to the Financial Statements—(Continued)

	Software		Licences and Rights		Goodwill		Other
	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	821	714	56	126	85	206	19	42
Acquisitions	36	153	6	—	57	6	12	3
Acquisitions through internal development	164	166	—	—	—	—	—	—
Disposals	(91)	(20)	—	(3)	—	(119)	—	(14)
Revaluation increments/(decrements)	2	—	—	—	—	—	—	—
Impairment (losses)/reversals	(2)	(2)	(1)	—	(1)	—	—	(12)
Amortisation	(143)	(165)	(4)	(12)	—	—	(4)	(8)
Net asset transfers	(49)	(25)	—	(55)	(6)	(8)	83	8

Carrying amount at end of year	738	821	57	56	135	85	110	19

	Total
	2008	2007
	$M	$M
Carrying amount at beginning of year	981	1,088
Acquisitions	111	162
Acquisitions through internal development	164	166
Disposals	(91)	(156)
Revaluation increments/(decrements)	2	—
Impairment (losses)/reversals	(4)	(14)
Amortisation	(151)	(185)
Net asset transfers	28	(80)

Carrying amount at end of year	1,040	981

30. Restricted Assets

	2008	2007
	$M	$M
A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

Grants and donations to further medical research in specified areas	76	68
Cash, property, plant and equipment to be used for specific purposes	35	37
Assets pledged as security for liabilities	—	99
Intra regional settlements residue held pursuant to national electricity markets arrangements	81	60

	192	264

Notes to the Financial Statements—(Continued)

31. Payables

	2008	2007
	$M	$M
Current
Trade creditors	3,224	3,557
Grants and other contributions	142	170
Cross border lease deferred income	118	127
Interest	5	4
GST payable	161	229
Other	724	651

	4,374	4,738

Non-Current
Trade creditors	1	1
Other	5	5

	6	6

32. Employee Benefit Obligations

	2008	2007
	$M	$M
Current
Employee benefits
Salaries and wages payable	523	391
Annual leave	1,124	1,035
Long service leave	350	277
Superannuation (refer Note 50)	1,035	800
Judges’ pensions (refer Note 50)	11	8
Other benefits	126	81

	3,169	2,592

Non-Current
Employee benefits
Annual leave	151	111
Long service leave	2,270	2,145
Superannuation (refer Note 50)	20,428	18,968
Judges’ pensions (refer Note 50)	440	401
Other benefits	82	72

	23,371	21,697

Notes to the Financial Statements—(Continued)

33. Financial Liabilities Held at Fair Value Through Profit or Loss

	2008	2007
	$M	$M
Current
Deposits	3,775	3,020
Government securities issued	3,533	5,499
Other	1	—

	7,309	8,519

Non-Current
Government securities issued	37,193	26,574
Other	1	1

	37,194	26,575

The difference between the carrying amounts of financial liabilities held at fair value through profit or loss and the amounts contractually required to be paid at maturity to the holder of the obligation is set out below.

	2008	2007
	$M	$M
Fair value	44,503	35,094
Less: Repayment at maturity	45,571	35,514

Difference	(1,068)	(420)

34. Financial Liabilities Held at Amortised Cost

	2008	2007
	$M	$M
Current
Finance lease liability	2	—
State debt to Commonwealth	21	15
Other deposits, loans and advances	300	232

	323	247

Non-Current
Finance lease liability	220	55
State debt to Commonwealth	480	490
Other deposits, loans and advances	17	15

	717	560

Lease liabilities are effectively secured as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues. No interest has been capitalised during the current or comparative period.

Notes to the Financial Statements—(Continued)

35. Contractual Maturity Analysis of Financial Liabilities

The table below sets out the contractual cash flows of the State’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2008
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Fair Value
	$M	$M	$M	$M	$M
Payables	6,142	239	—	6,381	6,381
Government securities and other loans at fair value	7,690	28,310	22,100	58,100	44,503
Liabilities at amortised cost	338	108	641	1,087	539
Commonwealth borrowings	21	88	392	501	501
Derivatives	953	280	41	1,274	1,506

	15,144	29,025	23,174	67,343	53,430

As at 30 June 2007
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Fair Value
	$M	$M	$M	$M	$M
Payables	6,240	189	—	6,429	6,429
Government securities and other loans at fair value	8,281	21,348	15,537	45,166	35,094
Liabilities at amortised cost	261	32	150	443	302
Commonwealth borrowings	15	82	408	505	505
Derivatives	2,981	512	20	3,513	4,084

	17,778	22,163	16,115	56,056	46,414

36. Provisions

	2008	2007
	$M	$M
Current
Outstanding claims:(1)
HIH/FAI	13	15
Workers’ compensation(2)	803	730
Other	172	170
Onerous contracts—other	59	—
Queensland Government Insurance Fund(4)	84	91
Other	43	63

	1,174	1,069

Notes to the Financial Statements—(Continued)

	2008	2007
	$M	$M
Non-Current
Outstanding claims:(1)
HIH/FAI	34	40
Workers’ compensation(2)	1,029	938
Other	306	311
Onerous contracts - PPAs (refer Note 1(ab))(3)	120	149
Queensland Government Insurance Fund(4)	425	413
Other	291	150

	2,205	2,001

Notes:
(1)	The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of $113 million (2007, $106 million).
(2)	The liability for workers’ compensation includes an 11.7% prudential margin (2007, 11.8%).
(3)	The uncertainty associated with the estimation of the level of future wholesale electricity prices is detailed in Note 1(ab).
(4)	The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property and medical and other liability claims for whole-of-Government. An actuarial assessment of the scheme was undertaken as at 30 June 2008.

Movements in Provisions

	Onerous Contracts	Outstanding Claims	QGIF	Other Provisions	Total
	$M	$M	$M	$M	$M
Carrying amount at beginning of year	149	2,204	504	213	3,070
Additional provisions recognised	36	1,247	76	106	1,465
Reductions in provisions and payments	(26)	(1,084)	(79)	(38)	(1,227)
Change from remeasurement	1	35	(27)	44	53
Discounting adjustments	19	(46)	35	10	18

Carrying amount at end of year	179	2,356	509	335	3,379

37. Other Liabilities

	2008	2007
	$M	$M
Current
Unearned revenue	801	673
Environmental certificates/obligations	49	27
Other	194	271

	1,044	971

Non-Current
Unearned revenue	571	1,081
Other	9	10

	580	1,091

Notes to the Financial Statements—(Continued)

38. Reconciliation of Changes in Net Assets (Equity)

	Accumulated Surplus		Asset Revaluation Reserve		Other Reserves		Minority Interest		Total
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Balance at the beginning of the financial year	57,561	52,154	61,924	51,076	(946)	1,216	100	—	118,639	104,446
Effect of error corrections and timing adjustments(1)	—	63	—	(147)	—	—	—	—	—	(84)
Operating surplus/(deficit)(2)	(767)	5,543	—	—	—	—	—	—	(767)	5,543
Actuarial gain/(loss) on superannuation taken directly to accumulated surplus	(1,645)	(282)	—	—	—	—	—	—	(1,645)	(282)
Revaluation of non-financial assets(3)	—	—	37,730	11,123	—	—	—	—	37,730	11,123
Impairment losses and reversals through equity	—	—	(50)	(54)	—	—	—	—	(50)	(54)
Revaluation of financial instruments	—	—	(326)	73	1,691	(2,226)	—	—	1,365	(2,153)
Transfer to/(from) reserves	892	83	(745)	(147)	(147)	64	—	—	—	—
Other movements	6	—	—	—	—	—	—	—	6	—

	56,047	57,561	98,533	61,924	598	(946)	100	—	155,278	118,539
Minority interest increase(4)	—	—	—	—	—	—	(100)	100	(100)	100

Balance at the End of the Financial Year	56,047	57,561	98,533	61,924	598	(946)	—	100	155,178	118,639

Notes:

(1)	The opening accumulated surplus for 2006-07 has been adjusted by $63 million. This adjustment consists primarily of an increase of $105 million by the Board of the Queensland Museum as a result of an error in the initial recognition of Heritage and Cultural assets in 1996, offset by an adjustment by the Department of Tourism, Regional Development and Industry of -$55 million relating to the fair value of loans receivable under the Smart State Initiative (see also 2 below). An adjustment was also made by the Department of Natural Resources and Water of $10 million in relation to a review of land assets.
The opening asset revaluation reserve for 2006-07 has been adjusted by -$147 million. Major revaluations restated include the Board of the Queensland Museum of -$152 million, the Department of Tourism, Regional Development and Industry of $21 million and Burnett Water Pty Ltd of -$10 million.
(2)	The comparative operating surplus for 2007 includes a restatement of $158 million. This is primarily as a result of a Department of Main Roads increase of $128 million mainly due to a change in the useful life of roads (see also 3 below), a Queensland Motorways Ltd adjustment of $70 million as a result of asset revaluations and a Department of Tourism, Regional Development and Industry adjustment of -$40 million resulting from the fair value of loans receivable and depreciation adjustments following an asset revaluation.
(3)

The revaluation of Non-Financial Assets includes Department of Communities $20 million (2007, $84 million), Department of Education, Training and the Arts $1.107 billion ($1.508 billion), Environmental Protection Agency $301 million (2007, -$88 million), Emergency Services $77 million (2007, $96 million) Department of Health -$363 million (2007, $423 million), Department of Housing $1.917 billion (2007, $813 million), Department of Justice and Attorney-General $93 million (2007, $136 million), Legislative Assembly $123 million (2007, $18 million), Department of Local Government, Sport and Recreation $25 million (2007, $150 million), Department of Main Roads $27.897 billion (2007, $2.591 billion), Department

Notes to the Financial Statements—(Continued)

of Natural Resources and Water $3.447 billion (2007, $3.109 billion), Department of Police $81 million (2007, $252 million), Department of Public Works $658 million (2007, $435 million), Department of Corrective Services $388 million (2007, $71 million), Department of Tourism, Regional Development and Industry $29 million (2007, $33 million), Disability Services Queensland $6 million (2007, $33 million), Queensland Transport $72 million (2007, $101 million), Property Services Group $42 million (2007, $11 million), Forestry Plantations Queensland $51 million (2007, $18 million), Board of the Queensland Museum $136 million (2007, $9 million), South Bank Corporation $53 million (2007, $35 million), Gladstone Ports Corporation $nil (2007, $30 million), Mackay Port Authority $13 million (2007, $39 million), Stadiums Queensland $109 million (2007, $68 million), Port of Brisbane Corporation $50 million (2007, $53 million), Ports Corporation of Queensland Ltd $28 million (2007, $202 million), Queensland Motorways Ltd $581 million (2007, $717 million), Powerlink Queensland $168 million (2007, $102 million), Energex Ltd $251 million (2007, $129 million) and Ergon Energy Corporation Ltd $151 million (2007, -$148 million).

The revaluation of non-current assets above includes restatements of the 2007 comparative for Department of Main Roads -$120 million, Department of Tourism, Regional Development and Industry of $33 million, and Queensland Motorways Ltd of $717 million.
(4)	During 2008 the State acquired Gold Coast City Council’s interest in South East Queensland (Gold Coast) Desalination Company Pty Ltd, giving the State 100% ownership.

39. Cash Flows

(a) Reconciliation of Net Surplus/(Deficit) to Net Cash Flows from Operating Activities

	2008	2007
	$M	$M
Net Surplus/(Deficit)	(767)	5,544

Non-Cash Movements (from continuing and discontinued operations):
Depreciation and amortisation	3,512	3,449
Net (gain)/loss on disposal/revaluation of non-current assets	(257)	(1,547)
Bad debt provision	61	(4)
Equity accounting loss	3	4
Unrealised net (gain)/loss on borrowings	(707)	(1,128)
Other	—	(1)

(Increase)/decrease in receivables	210	(1,338)
(Increase)/decrease in inventories	(170)	(64)
(Increase)/decrease in prepayment and other assets	179	(161)
Increase/(decrease) in creditors	(253)	473
Increase in provisions	621	2,599
Increase/(decrease) in other liabilities	(356)	678

Total Non-Cash Movements	2,843	2,960

Cash Flows from Operating Activities	2,076	8,504

Being cash flows of non-financial institutions as per:
Cash Flow Statement	2,509	8,444
Dividends from Public Financial Corporations	(7)	(10)
Interest capitalised	(157)	(20)
Cash Flows of Public Financial Corporations refer Note 39(b)	(269)	90

	2,076	8,504

Notes to the Financial Statements—(Continued)

(b) Cash Flows from Public Financial Corporations

	2008	2007
	$M	$M
Cash Flows from Operating Activities
Sales of goods and services	1,114	1,068
Interest received	2,982	2,665
Other receipts	19	2
Employee expenses	(141)	(125)
Supplies and services	(23)	(50)
Borrowing costs paid	(3,121)	(2,213)
Other payments	(1,099)	(1,257)

Net Cash from Operating Activities	(269)	90

Cash Flows from Investing Activities
Proceeds from sale of investments	62,275	71,745
Purchase of property, plant and equipment	(71)	(10)
Purchase of investments	(63,111)	(75,036)
Loans and advances made	(8,679)	(4,491)

Net Cash from Investing Activities	(9,586)	(7,792)

Cash Flows from Financing Activities
Proceeds from issue of Government securities	36,534	19,217
Redemption of Government securities	(26,664)	(11,498)
Dividends paid	(7)	(10)
Dividends reinvested	7	—

Net Cash from Financing Activities	9,870	7,709

Net Cash Flows from Public Financial Corporations	15	7

(c) Cash Flows Presented on a Net Basis

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

•	loan advances to and redemptions from borrowing authorities;

•	receipt and withdrawal of client deposits; and

•	money market and other deposits.

40. Investments Accounted for using the Equity Method

Investments in the following unlisted associated and joint venture entities are recognised at amounts in excess of $1 million in the accounts of the relevant public sector entity:

Name of Entity	Principal Activity		Ownership Interest		Equity Accounted Amount
			2008	2007	2008	2007
			%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management	(i)	50	50	36	36

ElectraNet Pty Ltd	Electricity transmission	(ii)	41	41	46	25

QInvest Limited	Dealer in securities and financial planning advice	(iii)	50	50	1	1

Gold Coast Motor Events Co.	Staging car racing events on the Gold Coast	(iv)	50	50	3	3

ARG Risk Management Limited	Insurance	(v)	50	50	1	3

					87	68

Notes to the Financial Statements—(Continued)

Notes:

(i)	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest in the joint commission.
(ii)	Powerlink Queensland holds a 41.11% interest in ElectraNet Pty Ltd (trading as ElectraNet SA), being an electricity transmission services provider in South Australia.
(iii)	Queensland Investment Corporation holds a 50% interest in QInvest Limited, being a licensed dealer in securities, providing financial planning advice and acting as responsible entity for the QInvest Investment Access Funds.
(iv)	Gold Coast Events Co. Pty Ltd holds 50% interest in Gold Coast Motor Events Co. It is a partnership which stages the Open Wheel Racing Series and V8 Supercar series events on the Gold Coast.
(v)	QR Surat Basin Pty Ltd (100% subsidiary of QR) has a 50% ownership interest in ARG Risk Management Limited, being a captive insurance company incorporated in Bermuda to assist with ARG’s insurance needs. It also has a 15% interest in CHCQ, being a construction company in China—Hong Kong and a 30% interest in KMQG Sdn Bhd, being a consulting service provider in Malaysia.

	2008	2007
	$M	$M
Movements in Carrying Amount of Equity Accounted Investments:

Carrying amount at beginning of the financial year	68	64
Share of net loss	(4)	(3)
Revaluation of assets	26	14
Changes in holdings	—	(7)
Dividends received	(3)	—

Carrying amount at end of the financial year	87	68

Share of Commitments of Equity Accounted Investments:

Capital and lease commitments:	56	15

41. Investments in Entities that are not Controlled or Associated

Investments held by the Government that are not in respect of controlled or associated entities with a carrying amount greater than $1 million follow:

Name of Entity	Principal Activity	Ownership Interest		Carrying Amount
		2008	2007	2008	2007
		%	%	$M	$M
Unlisted
BAC Holdings Pty Ltd(i)	Airport management	12	38	246	640

South East Queensland Water Corporation Pty Ltd(ii)	Bulk water storage	—	20	—	39

				246	679

Notes:

(i)	The nature of the investment in BAC Holdings Pty Ltd, including distribution of voting rights, dividend entitlements and board representation, is such that the corporation is neither a subsidiary nor an associate.
(ii)	On 1 February 2008, the remaining 80% of shares in the company were transferred from twelve different councils to give the State 100% ownership and control. (Refer Note 51)

Notes to the Financial Statements—(Continued)

42. Interest in Joint Ventures

CS Energy Limited

Callide Energy Pty Ltd, a wholly owned subsidiary of CS Energy Ltd, holds a 50% interest in the Callide Power Project Joint Venture with IG Power (Callide) Ltd. The joint venture’s principal activity is the generation of electricity.

CS Energy Ltd holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint venture with Australian CBM Pty Ltd.

CS Energy Ltd has a 7.5% participating interest in the Stratheden Joint Venture, a gas development joint venture with Metgasco Limited.

CS Energy Ltd has a 75.22% participating interest in the Callide Oxyfuel Project Joint Venture, a project involved in clean coal technology research. Grants are receivable from both government and non-government entities to fund the project on the basis that certain project milestones are met.

The value of the joint venture assets included in the Balance Sheet at 30 June 2008 is $346 million (2007, $408 million).

Tarong Energy Corporation Limited

Tarong Energy Corporation Limited holds a 21% (2007, 20%) interest in the Private Forestry Plantation Joint Venture. The principal activity is the commercial production of timber from plantations.

TN Power Pty Ltd (a subsidiary of Tarong Energy Corporation) and TM Energy (Australia) Pty Ltd each hold a 50% interest in the TN Power unincorporated Joint Venture whose principal activity is the generation of electricity.

On 8 June 2005, the Centre for Low Emission Technology Joint Venture was established. Tarong Energy Corporation will ultimately hold a 7.7% interest in this Joint Venture whose principal activity is to facilitate research and other activities directed towards the generation of electricity from coal with lower greenhouse gas emissions.

The value of the joint venture assets included in the Balance Sheet at 30 June 2008 is $162 million (2007, $158 million).

Queensland Power Trading Corporation (Enertrade)

Enertrade held 100% (2007, 100%) interest in the North Queensland Gas Pipeline Joint Venture, whose principal activity is the construction and operation of a gas pipeline between Moranbah and Townsville, until 30 November 2007, when it was sold.

Stanwell Corporation Limited

The group has a 50% (2007, 50%) interest in the Emu Downs Wind Farm Project whose principal activity is the operation of a wind farm in Western Australia.

The value of the joint venture assets included in the Balance Sheet at 30 June 2008 is $90 million (2007, $74 million).

Notes to the Financial Statements—(Continued)

Department of Housing

The Department of Housing holds a 54% interest (2007, 54%) in a joint venture operation with Queensland University of Technology to develop the Kelvin Grove Urban Village. Each party to the joint venture owns and develops its own land but contributes to the cost of shared infrastructure and other project common works.

The land and development costs included in the Balance Sheet at 30 June 2008 total $15 million (2007, $24 million).

QR Limited

QR has an interest in the CityTrans joint venture operation with Brisbane City Council. The principal activity is to plan and develop commercially sustainable integrated public and event transport options on behalf of Translink.

QR has a 20% interest in the Surat Basin Rail Project, together with four other participating entities. The purpose of this joint venture is the development of an open access multi-user rail freight corridor between Toowoomba and Gladstone.

QR has interests in a number of smaller joint ventures for transport related works. Further details of these ventures are set out in the annual report of QR.

The Council of the Queensland Institute of Medical Research (QIMR)

QIMR holds 24.5% (2007, 24.5%) of the issued capital of Q-Pharm Pty Limited, being a Phase 1 Clinical Trial company joint venture.

QIMR has contractual arrangements with a number of other non-material incorporated and unincorporated joint ventures. Details of the joint venture partners can be obtained from the annual report of QIMR.

Queensland Transport

Queensland Transport holds a 50% interest in Personalised Plates Queensland. The joint venture facilitates the management, operational and marketing aspects of personalised number plate sales. The department recognised net revenue of $14 million from these operations (2007, $13 million). Additional details can be obtained from the Department’s annual report.

Other

Joint ventures that contribute less than $2 million in net assets and/or net revenues to the Balance Sheet or Income Statement include:

•	Forestry Plantations Queensland holds an interest in various joint ventures relating to private forestry plantations and seed orchards.

•	The Department of Natural Resources and Water is a party to the Public Sector Mapping Venture to create and facilitate access to national spatial datasets for both governmental and commercial use.

•

The Department of Natural Resources and Water, and HEMA Maps Pty Ltd each hold a 50% interest in a joint venture operation to produce, promote, distribute and sell maps from the Sunmap Regional Map series.

•

Queensland Investment Corporation holds a 50% interest in the Innovis Investment Partners Australia Limited Partnership, and the Innovis Investment Partners LLC (resident in the USA), the principal activities of which are funds management.

Notes to the Financial Statements—(Continued)

•

Queensland Treasury Corporation has a 50% interest in Local Government Infrastructure Services Pty Ltd which provides assistance to Queensland local governments in relation to infrastructure procurement.

43. Public Private Partnerships

Queensland Health

Queensland Health has entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of between 15 and 25 years, ownership of these facilities will pass to Queensland Health.

Arrangements are in operation at the following locations as at 30 June 2008:

•	Butterfield Street car park (commenced January 1998);

•	Bramston Terrace car park (commenced November 1998);

•	Central Energy facility (commenced February 1999);

•	Noosa Hospital and Specialist Centre (commenced September 1999);

•	The Prince Charles Hospital car park (commenced November 2000);

•	Townsville Hospital Support Facilities Building and Walkway (commenced April 2002);

•	Townsville Childcare Centre (commenced September 2004);

•	The Prince Charles Hospital Early Education Centre (commenced April 2007); and

•	The Princess Alexandra Hospital Multi Story Car Park (commenced February 2008).

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health, other than those associated with land rental and the provision of various services under the agreements.

Queensland Health also has entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, ownership of these facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, the facilities are not recognised as assets.

Collocation arrangements are in operation at the following locations as at 30 June 2008:

•	Caboolture Private Hospital (commenced September 1997);

•	Redlands Private Hospital (commenced August 1999); and

•	Holy Spirit Northside Private Hospital (commenced July 2001).

Department of Transport

The Brisbane Airport Rail Link (BARL) is a public rail transport system developed by Airtrain Citylink Limited (Airtrain) to link Brisbane Airport to the existing QR network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL, and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL to the Government at no cost to the State.

Notes to the Financial Statements—(Continued)

Department of Education, Training and the Arts

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on Departmental land. The arrangement will involve the refurbishment or demolition of existing buildings and the development of new buildings.

At the completion of the construction period during 2008-09, the property will be leased to Axiom. The State will sub-lease from Axiom and will pay an abatable, undissected service payment to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration.

The land on which the facility is constructed is owned by the department and is recognised as an asset of the department. The construction and leasing of the precinct constitutes a finance lease and the department will progressively recognise the buildings as leased assets as they become available.

Caboolture collocation agreement—the department entered into a Shared Use Agreement with Queensland University of Technology (QUT) in 2006 to develop and use the TAFE campus at Caboolture. The agreement makes provision for QUT to contribute approximately 50% of the construction cost and in return has the right to use and occupy facilities at the campus for a period of 20 years. In 2007-08, the department began constructing further new facilities at this campus with additional contributions from QUT.

Further information may be obtained from the individual financial reports of the relevant agencies.

Estimated Cash Flows for Public Private Partnerships

	2008	2007
	$M	$M
Inflows
Not later than 1 year	4	—
Later than 1 year but not later than 5 years	3	5
Later than 5 years but not later than 10 years	4	2
Later than 10 years	9	5

	20	12

Outflows
Not later than 1 year	(56)	(53)
Later than 1 year but not later than 5 years	(214)	(211)
Later than 5 years but not later than 10 years	(259)	(255)
Later than 10 years	(362)	(407)

	(891)	(926)

Estimated Net Cash Flow	(871)	(914)

44. Expenditure Commitments

As at 30 June 2008, State Government entities had entered into the following capital and non-capital expenditure commitments, lease commitments and grant and subsidy commitments with non-public sector entities.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

Notes to the Financial Statements—(Continued)

Capital Expenditure Commitments

Material classes of capital expenditure commitments inclusive of anticipated GST, contracted for at reporting date but not recognised in the accounts are payable as follows:

	2008	2007
	$M	$M
Not later than 1 year	7,934	6,618
Later than 1 year but not later than 5 years	4,832	3,019
Later than 5 years	61	80

	12,827	9,717

Non-Capital Expenditure Commitments
Not later than 1 year	1,202	1,126
Later than 1 year but not later than 5 years	1,555	1,695
Later than 5 years	1,006	2,131

	3,763	4,952

Operating Lease Commitments

	2008	2007
	$M	$M
Not later than 1 year	319	310
Later than 1 year but not later than 5 years	742	659
Later than 5 years	302	192

	1,363	1,161

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined.

No renewal or purchase options exist in relation to operating leases and no operating leases contain restrictions on financing or other leasing activities.

Finance Lease Commitments

	2008	2007
	$M	$M
Not later than 1 year	24	5
Later than 1 year but not later than 5 years	102	29
Later than 5 years	641	150

Total minimum lease payments	767	184
Future finance charges	(545)	(129)

Total lease liabilities	222	55

Current lease liabilities (refer Note 34)	2	—
Non-current lease liabilities (refer Note 34)	220	55

	222	55

Finance leases are entered into as a means of funding the acquisition of certain plant and equipment. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

Notes to the Financial Statements—(Continued)

Grant and Subsidy Commitments

	2008	2007
	$M	$M
Not later than 1 year	2,202	1,736
Later than 1 year but not later than 5 years	2,884	2,024
Later than 5 years	473	450

	5,559	4,210

45. Cash and Other Assets Held in Trust

	2008	2007
	$M	$M
Various monies were held in trust by State Government agencies at 30 June 2008 and are not included as assets/liabilities in the Balance Sheet. A summary follows of entities holding assets in trust:

Queensland Investment Corporation	54,575	34,117
The Public Trustee of Queensland	1,544	1,576
Queensland Treasury Corporation	—	278
Treasury Department	19	19
Other	165	143

	56,303	36,133

Fees earned by Queensland Government entities for providing trustee services total $12 million (2007, $13 million).

46. Contingent Assets and Liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

•

there is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

•

there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation, or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a whole-of-Government perspective. Reference should be made to individual agency financial reports for additional information.

Contingent Liabilities—Quantifiable

Nature of Contingency

	2008	2007
	$M	$M
Guarantees and indemnities	6,057	6,215
QTC—stock loans	124	1,186
Other	83	45

	6,264	7,446

Notes to the Financial Statements—(Continued)

Guarantees

These mainly comprise guarantees by the State including in respect of borrowings by local governments from the Queensland Treasury Corporation of $3.038 billion (2007, $2.931 billion) and in respect of insurance policies issued by Suncorp Life and Suncorp-Metway Limited of $2.478 billion (2007, $2.676 billion). Guarantees of $250 million (2007, $200 million) were also provided by the Queensland Treasury Corporation relating to the trading activities in the national electricity market of subsidiaries of Ergon Energy Corporation Limited, a Queensland Government-owned corporation.

Queensland Treasury Corporation (QTC)—Stock Loans

In support of an active trading and pricing market for QTC stock, the Corporation lends stock to various financial institutions on the basis that such loans form part of QTC’s total exposure to the institution concerned.

The Corporation’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements such as credit limits, cash securities or lodgement of collateral securities. In the event that the financial institutions holding QTC stock default on their repayment obligations, QTC would be required to enter the market and borrow further amounts to cover the default. The risk of this eventuality is considered to be low.

Other

As at 30 June 2008, there are 7 cases (2007, 16 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $7 million (2007, $4 million).

The redevelopment of Suncorp Stadium and construction of Skilled Park included a number of infrastructure projects external to the stadiums. Works amounting to some $46 million (2007, $36 million) have been identified which may need to be transferred to parties external to the State for nil consideration.

A claim has been made against Western Corridor Recycled Water Pty Ltd by a sub-contractor for damages by reason of wrongful repudiation of the sub-contractor’s Sub Alliance agreement. The maximum exposure of the State to this claim has been assessed as $22 million. The State believes this claim will be unsuccessful and as such has not recognised a liability in the accounts.

Contingent Liabilities—Not Quantifiable

Legal Proceedings and Disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of these and other claims. However, given the subjectivity of the issue, it is inappropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Notes to the Financial Statements—(Continued)

Securities, Warranties and Guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

WorkCover

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Queensland Investment Corporation

The Queensland Investment Corporation, in its capacity as trustee is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by the corporation in a trustee capacity totalled $55.089 billion at 30 June 2008 (2007, $34.735 billion).

Cross Border Lease Transactions

The Queensland Treasury Corporation has assumed responsibility for a significant portion of the transaction risk relating to a number of cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, the Corporation has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that the Corporation will be required to make a significant payment under these guarantees and indemnities.

Tarong North Power Station

The Queensland Treasury Corporation has provided a guarantee of certain payment obligations and an irrevocable put option for an additional 50% of the power station exercisable by the option holder under certain circumstances to support the 50% sale of Tarong North Power Station by the Tarong Electricity Corporation Limited.

Contaminated Land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

Notes to the Financial Statements—(Continued)

Financial Assurance Liability Gap for Mining Projects

Financial assurances are required when mining projects are undertaken to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The current financial assurance system provides for a discount based on past environmental performance. This has resulted in a gap in the financial assurances held by the State and the potential liability, should a miner default.

The contingent liability would only be recognised as an actual liability in the event that the miner defaults on the conditions of the licence and the State holds insufficient financial assurance to cover the rehabilitation that the State considers necessary. At reporting date it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

The State has been negotiating with the mining industry to reduce the gap by encouraging progressive rehabilitation and by reducing discount rates.

Rehabilitation of Abandoned Mine Sites

The State has a responsibility to rehabilitate abandoned mine sites. At reporting date it is not possible to determine the extent or timing of any potential financial effect that this responsibility may have.

Cost of Greenhouse Gas Emission Permits

In July 2008, the Australian Government released its Carbon Pollution Reduction Scheme—Green Paper outlining a possible model for the introduction of a “cap and trade” emissions trading scheme. The Australian Government is committed to the introduction of an emissions trading scheme on 1 July 2010. A requirement to hold permits to cover greenhouse gas emissions will impact on the operations of a number of State commercial entities, principally the electricity generation corporations. However, the direct impact of an emissions trading scheme on these enterprises will depend on the final design of the scheme especially caps and targets, permit allocation methods including the level of direct assistance after the implementation of the scheme, industry coverage, offset arrangements and international linkages. The Australian Government will provide more detailed proposals in a White Paper to be released in December 2008.

Compensation for Infrastructure on Expired Leases

The State issues leases or permits which allow activity such as grazing, tourist resorts, etc. to occur on parks and forestry estates. On the expiry of the lease or permit, the State may be required to pay compensation to the lessee for improvements made to the property over the duration of the lease. The amount of this liability is not quantifiable, and it is not expected that it will be known until the expiration of the lease or permit. Leases progressively expire until the year 2045. Some leases will be reissued depending on the use and tenure of the land involved.

Construction of Pipeline

Sunwater is currently constructing a pipeline for a listed company customer. The project has not yet achieved practical completion. The pipeline and associated works are classified as capital work in progress in the financial statements.

The customer has recently advised that it is experiencing operational difficulties and is undertaking a review of its operations, capacity and funding arrangements. Until the customer further communicates its intentions, it is not possible to determine the impact, if any, on the future of the pipeline operations and its carrying value in the financial statements. Sunwater holds bank guarantees and carries certain insurances which provide support for its position.

Notes to the Financial Statements—(Continued)

Collingwood Park Mine Subsidence

Due to a mine subsidence event that occurred at Collingwood Park on 26 April 2008, the State is providing assistance to property holders including paying for works necessary to stabilise a property and make it safe, repair mining subsidence-related damage where cost-effective to do so, and purchasing of properties beyond economic repair or requiring demolition.

Nature Refuges

Under the Green Rewards Program, refunds are provided for the cost of transfer duty and the land tax liability of eligible land holders who enter into conservation agreements over all or part of their land. A contingent liability exists for refunds of transfer duty for conservation agreements entered into before 30 June 2010, and possibly a further 12 months under specific conditions. A contingent liability also exists for refunds of land tax for conservation agreements entered for the life of the nature refuge as long as land holders are liable to pay land tax on the land under the agreement. The amount of the contingent liability can not be quantified as it is dependent on the number, size and timing of future conservation agreements.

Contingent Assets—Quantifiable

Guarantees

The Department of Mines and Energy holds financial assurances of $1.451 billion (2007, $1.185 billion), for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $501 million (2007, $449 million).

The Department of Tourism, Regional Development and Industry holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $64 million (2007, $145 million).

The QR Group holds bank and insurance company guarantees of $264 million (2007, $320 million).

The Department of Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $143 million (2007, $60 million).

ENERGEX Limited holds bank guarantees totalling $40 million from customers relating to subdivision works and the construction of capital assets for those customers (2007, $38 million). The sale of development rights by a subsidiary may result in revenue of up to $6 million.

The Department of Health holds bank guarantees and undertakings from third parties totalling $1 million (2007, $29 million).

The Department of Emergency Services holds a bank guarantee on behalf of a supplier as a delivery guarantee totalling $11 million (2007, $19 million).

The Environmental Protection Agency holds bank guarantees totalling $21 million (2007, $18 million) as a financial assurance on mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation, or for remediation of disturbed land or to secure compliance with a licence.

Ergon Energy Corporation Ltd holds bank guarantees from customers totalling $165 million (2007, $91 million) relating to the construction of capital assets for energy customers.

Notes to the Financial Statements—(Continued)

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

Contingent Assets—Not Quantifiable

FAI General Insurance Company Limited Monies

On 15 March 2001 FAI General Insurance Company Limited was placed into provisional liquidation. The Nominal Defendant has by law become entitled to monies arising from Reinsurance Treaties held by FAI General Insurance Company Limited. While there has been no diminution in the legal standing of the Nominal Defendant to these reinsurance monies, it has been recognised that the actual receipt of these funds may be protracted. As a consequence, and out of prudence, it has been decided not to recognise these monies as a current receivable.

47. Post Balance Date Events

Purchase of Water Assets

At 1 July 2008 the State acquired certain water businesses from various councils for $1.520 billion.

City North Infrastructure

The State has entered into contractual arrangements with the successful consortium, BrisConnections, to deliver the Airport Link toll road, the Northern Busway (Windsor to Kedron) and the Airport Roundabout Upgrade projects. Financial close for these projects was reached on 30 July 2008 with construction due to commence in the 2008-09 financial year.

Investment Volatility

Between the end of the financial year and the date of signing these financial statements, there has been considerable volatility in global financial markets which may have a negative impact on the State’s financial position. In particular, there has been a negative impact on the value of the State’s financial assets reported in Note 20. Given the current uncertainty, these financial statements have not been adjusted to reflect these negative impacts.

48. Defeased Cross Border Leases

In prior years, the State has entered into a number of cross border leases in conjunction with Queensland Treasury Corporation. In accordance with AASB 117 Leases , the leases are treated as finance leases, the leased assets being amortised over the estimated useful lives of the assets. The entities which have entered into this type of arrangement are detailed below:

The Stanwell power station is subject to cross border leases that were entered into in 1995. There is no lease liability as future lease payments were prepaid at the commencement of the lease.

In the 2000-01 financial year, the Queensland Electricity Transmission Corporation Limited, trading as Powerlink Queensland, entered into a structured financing arrangement involving the sale and subsequent lease-back of supply system assets. The arrangement, which is a USA cross border lease, represents the sale/lease-back of Powerlink Queensland’s regulated transmission assets, with the date of expiry being 2 January 2027.

Notes to the Financial Statements—(Continued)

In the past, QR has entered into a series of structured financing arrangements involving the sale and subsequent lease-back of assets. QR accounts for cross border leases on a basis that reflects the substance of the transactions, being to record a leased asset and to only recognise in the accounts the resulting changes in cash flows. Where it is necessary under the cross border lease provisions to substitute existing owned assets for damaged or disposed leased assets or to terminate part or all of a lease and there is a difference between the value of the owned asset and the acquisition or termination cost of the leased asset, QR nets this amount off in the Income Statement to ensure the leased asset is recorded at fair value.

49. Additional Financial Instruments Disclosure

Financial Risk Management

The State’s activities expose it to a variety of financial risks, such as market risk (including interest rate risk, foreign currency risk and price risk), credit risk and liquidity risk. The State’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects. The State uses certain derivative instruments such as forward exchange contracts and cross currency swaps to hedge risk exposures.

Risk management strategies specific to particular items recognised in the State’s consolidated financial statements are included in the accounting policies relating to that item.

Derivative Financial Instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposures to movements in interest rates, foreign currency exchange rates and commodity prices. They may be used to hedge exposure to fluctuations in anticipated commitments, putting in place either long term floating rate funding or long term fixed rate funding.

Instruments used by the State include the following:

Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Forward exchange contracts are entered into to protect against movements in foreign currencies. These transactions relate to contracted purchases of components used in capital investments and capital equipment denominated in foreign currencies and revenue from exports. Contracts cover up to three years and are settled on a net basis.

Interest rate swaps are used to protect interest rate movements on borrowings. These swaps are timed to expire as each loan repayment falls due. Contracts are settled on a net basis each 90 days.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel.

Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include electricity derivatives such as swaps, caps and options. Interest rate swaps, forward rate agreements and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

Notes to the Financial Statements—(Continued)

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, the State adjusts the initial measurement of the component recognised in the Balance Sheet by the amount deferred in equity.

For the year ended 30 June 2008:

•	net gains deferred to equity totalled $994 million;

•	net losses of $758 million were removed from equity and reclassified to the Income Statement as a result of ineffective hedges ($17 million) and settlement of cash flow hedges ($742 million);

•	a $4 million loss was removed from equity and transferred to the cost of components; and

•	a $90 million loss was transferred to accumulated funds on the wind up of the Queensland Power Trading Corporation.

Credit Exposure

Credit risk exposure represents the potential loss that would be recognised if all counterparties failed to perform as contracted. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies. In light of the recent liquidity and credit crisis, monitoring has been enhanced and credit limits and approvals have been tightened. Exposure to credit risk is managed through regular analysis of the ability of borrowers, potential borrowers and financial market counterparties with respect to derivative instruments to meet interest and capital repayment obligations and by changing lending limits. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

The State’s credit risk on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. This is equal to the market value of investments at balance date. The State’s major concentrations of credit risk (excluding derivatives) are with the National Electricity market, housing market and rural sector.

The National Electricity Market operates with strict prudential guidelines that minimise potential for credit related losses. Security deposits or bank guarantees are obtained from customers to mitigate possible losses (2008, $61 million; 2007 $59 million).

Housing loans are provided to people on low-to-moderate incomes within Queensland. The low level of borrowers overdue indicates the credit quality of the loans. The credit risk in the housing and rural sector is mitigated through mortgages over the properties and other forms of security as deemed appropriate.

The State is also exposed to significant concentrations of risk in the finance and investment industry, given the size of the State’s investment portfolio. A ratings-based approach is used to determine credit exposure, as well as country of domicile, size and asset composition and underlying security.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value at risk methodology’ which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

Notes to the Financial Statements—(Continued)

Credit risk exposures that are related to derivative financial instruments (other than electricity related derivatives) are as follows:

Derivative Exposure

	2008	2007
	$M	$M
Interest rate swaps	733	455
Cross currency swaps	66	—
Forward exchange contracts	41	15
Credit derivatives	358	367

The Government limits exposure to individual counterparties by determining maximum credit exposure limits based on the counterparty’s rating and size of its Balance Sheet. The State’s largest holder of derivatives and investments is Queensland Treasury Corporation. Its counterparty exposure by rating is as follows:

Rating

	2008	2007
	%	%
Long Term
AAA	41	39
AA+	3	2
AA	15	34
AA-	16	10
A+	15	4
A	3	3
A-	1	—

Short Term
A-1+	6	6
A-1	—	2

Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

Interest Rate Risk

A number of State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In most instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate borrowings at rates that are lower than those available if short term borrowings were utilised.

Forward rate agreements are used to lock in a guaranteed return on known cash flows, as and when they fall due, or to manage the duration of a particular pool or fund. Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have little credit risk, as the counterparties are organised exchanges.

Price Risk

The State is exposed to commodity price risk resulting from changes in electricity, coal and gas prices, diesel prices and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk

Notes to the Financial Statements—(Continued)

in relation to coal and gas. Derivative instruments are used to hedge against the price of electricity and diesel. A variety of swaps, futures, options and forward exchange contracts are used to hedge this risk. These financial instruments have a time horizon of between 3 months and 3 years.

Liquidity Risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding facilities is used to ensure funds are available. In light of the liquidity and credit crisis experienced in 2007-08, a number of measures were taken to improve liquidity, such as increasing the level of cash holdings to fund unexpected cash flows. The contractual maturities of financial liabilities is included at Note 35.

Foreign Exchange Risk

To effectively manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates, both forward exchange contracts and cross currency swaps are used. Offshore borrowings are required to provide access to additional sources of funding and to diversify risk exposure.

The following table summarises the outstanding hedging effect that cross currency swaps and forward exchange contracts have had on foreign currency borrowings and offshore investments based on the face value of derivatives, borrowings and offshore investments:

Currency	Borrowings		Offshore Investments		Forwards		Net Exposure
	2008	2007	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M	$M	$M
USD	(155)	(140)	2	3	153	137	—	—
HKD	—	(32)	—	—		32	—	—
GBP	(41)	—	—	—	41	—	—	—
EUR	—	(22)	—	—		22	—	—
NZD	(297)	—	—	—	297	—	—	—
AUD	(14,716)	(11,810)	—	—	(536)	(181)	(15,252)	(11,991)
Other	—	(20)	—	—	—	20	—	—

Some of the State’s investments, including superannuation investments, are held in currencies other than the Australian dollar and are therefore exposed to foreign currency risk. The State also enters into forward exchange contracts and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies or to hedge exposures in commodity prices. Cash flows are expected to occur at various dates up to 3 years.

The carrying amount of the State’s financial assets and liabilities exposed to foreign currency risk at balance date and translated to Australian Dollars using the closing spot rate are as follows:

Currency	Swaps		Forwards		Net Exposure
	2008	2007	2008	2007	2008	2007
	$M	$M	$M	$M	$M	$M
USD	127	21	6,912	5,703	7,039	5,724
YEN	—	—	1,040	1,353	1,040	1,353
HKD	—	—	—	1	—	1
GBP	—	—	718	1,521	718	1,521
EUR	—	—	979	1,650	979	1,650
NZD	—	—	—	1	—	1
Other	—	—	112	1,009	112	1,009

Notes to the Financial Statements—(Continued)

Sensitivity Analysis

The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. While the State has a broad framework for risk management, individual agencies are responsible for managing risks to which they are exposed. A summary sensitivity analysis of the material risks to which the State is exposed is provided below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

Commodity Price

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk. This is the risk associated with fluctuations in electricity prices in the National Electricity Market. The entities affected manage this risk by hedging a portion of the production using electricity derivative instruments. Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for whole-of-Government are CS Energy Limited, Stanwell Corporation Limited and Tarong Energy Corporation Limited. On the assumption that all other variables remain constant, the impact of electricity price movements on the surplus/equity of these agencies are as follows:

	2008				2007
	Surplus/Deficit		Equity		Surplus/Deficit		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%
CS Energy	(23)	25	(115)	115	(20)	25	(149)	168
Stanwell	—	—	(106)	106	2	(2)	(197)	193

	+20%	-20%	+20%	-20%	+23%	-46%	+23%	-46%

Tarong Energy	(12)	32	(120)	124	29	(26)	(106)	182

The State is also exposed to risk of increases in the price of diesel fuel. The majority of the State’s risk in relation to this item is within QR Limited on account of its large fleet of diesel powered freight locomotives. This risk is managed through hedging of commodities using Singapore Gasoil 0.5% and Brent crude oil instruments.

As at 30 June 2008, had the Gasoil/Brent price decreased/increased by 24.47%/31.25% (2007, 27.19%/34.52%) with all other variables held constant, the State’s surplus would have been $4 million lower/ $4 million higher (2007, unaffected due to 100% hedge accounting for commodities). The State’s equity would have been $60 million lower/ $56 million higher (2007, $53 million lower/ $51 million higher).

Interest Rate

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds surplus funds to assist with the management of customer portfolios. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework.

Given the increase in market volatility over the year, there has been a significant increase in the reported VaR at 30 June which was as follows:

	2008	2007
	$M	$M
Interest rate risk VaR	58	18

Notes to the Financial Statements—(Continued)

The above VaR calculation does not include mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund. As at 30 June 2008, the State had an exposure of approximately $800,000 per basis point to changes in credit spreads on QTC assets and liabilities.

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $34 million increase/decrease (2007, $34 million) in the State’s surplus and equity.

The State also has other investments that are exposed to interest rate changes and changes in the unit price of the funds managed by the Queensland Investment Corporation (QIC). Assuming all other variables remained constant, if the return on these investments moved by +/-1%, the State’s surplus and equity would have been approximately $250 million higher or lower (2007, $270 million).

The State also has exposure to interest rate risk due to its borrowing from the Commonwealth. As at 30 June 2008 the carrying value of Commonwealth borrowings was $501 million. A 1% increase/(decrease) in the interest rate would have resulted in a (decrease)/increase of $5 million (2007, $5 million) in the State’s surplus and equity.

Foreign Exchange

The State is exposed to movements in foreign currencies as a result of future commercial transactions denominated in currencies other than the Australian dollar. To minimise the impact of foreign currency movements, the State enters into forward exchange contracts and swaps. This is managed by individual agencies. The sensitivities identified by the affected agencies range from -20% to +20% (2007, -20% to +20%) currency movement. Had the exchange rate moved within these ranges, the State’s surplus would have been up to $10 million higher /$9 million lower (2007, $5 million higher/$2 million lower). The State’s equity would have been up to $39 million higher /$25 million lower (2007, $13 million higher/$8 million lower) due to the impact of hedge accounting.

Net Fair Value of Financial Instruments

The carrying amount of the State’s financial assets and liabilities equates to their net fair value, except as per table below.

	Carrying Amount		Fair Value
	2008	2007	2008	2007
	$M	$M	$M	$M
Commonwealth borrowings	501	505	419	429

The net fair value of financial assets and liabilities is determined as follows:

•	cash, deposits, receivables and payables approximate fair value;

•

the net fair value of other monetary financial assets and liabilities is based on market prices or has been determined by discounting expected future cash flows by the current interest rate for financial assets and liabilities with similar risk profiles; and

•	the net fair value of derivatives and other financial instruments not traded in an active market is determined using valuation techniques.

50. Retirement Benefit Obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

•	State Public Sector Superannuation Scheme (QSuper);

•	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1967 (Judges’ Scheme); and

•	Electricity Supply Industry Superannuation (QLD) (ESI Super).

Notes to the Financial Statements—(Continued)

QSuper and Judges’ Schemes

State public sector superannuation liabilities include defined benefit schemes for both current and former employees comprising the State Public Sector Superannuation Fund (QSuper). State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, are required to make employer contributions to the QSuper scheme. The “former” defined benefit superannuation liabilities in the Balance Sheet represent the unfunded liabilities of defined benefit members who have elected to leave the scheme. The liability grows due to investment earnings and additional entrants transferring from the defined benefit scheme.

The QSuper scheme is assessed annually by the State Actuary and a full actuarial review is undertaken every three years. A full actuarial review of QSuper was completed as at 30 June 2007.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to Defined Contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contribution, $833 million (2007, $758 million).

Electricity Supply Industry Superannuation

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Electricity Supply Industry Superannuation Fund (Qld) (ESI Super). Members, after serving a qualifying period, are entitled to benefits from this scheme on retirement, resignation, retrenchment, disability or death.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employee contributions to the fund are based on various percentages of their gross salaries. The defined benefit account of this fund is closed to new members.

The most recent actuarial assessment of the fund, as at 1 July 2005, was carried out by Mr Shane Mather, F.I.A.A. of Sunsuper Financial Services Pty Ltd on 27 April 2006. The Actuary concluded that the value of assets of the Fund were adequate at 1 July 2005 and will remain adequate to meet the accrued liabilities of the Fund throughout the following three years. Due to excess plan assets over accrued liabilities, a superannuation asset has been recorded in the Balance Sheet (refer Note 26).

Retirement Benefit Obligations 2007-08

Reconciliation of the Present Value of the Defined Benefit Obligation
	Total	QSuper DB	Former DB	Judges	ESI Super
	$M	$M	$M	$M	$M
Opening balance at 1 July 2007	27,928	23,491	3,111	410	916
Current service cost	1,172	1,107	—	20	45
Contributions by plan participants	267	253	—	—	14
Interest cost	1,340	1,400	(135)	26	49
Benefits paid (including contributions tax)	(2,050)	(1,130)	(843)	(10)	(67)
Transfers to Former DB	—	(563)	563	—	—
Actuarial (gain)/loss	988	951	—	5	32
Curtailments or settlements	(9)	—	—	—	(9)

Closing balance at 30 June 2008	29,636	25,509	2,696	451	980

Notes to the Financial Statements—(Continued)

	Total	QSuper DB	Former DB	Judges	ESI Super
	$M	$M	$M	$M	$M
Present Value of the Obligation as at 30 June 2008 by Funding Policy
Present value of the obligation—wholly unfunded	3,147
Present value of the obligation—wholly/partly funded	26,489

	29,636

Reconciliation of the Fair Value of Plan Assets
Opening balance at 1 July 2007	8,036	6,835	—	—	1,201
Expected return on plan assets	550	474	—	—	76
Employer contributions	1,621	876	724	—	21
Contributions by plan participants	266	253	—	—	13
Benefits paid (including contributions tax)	(1,197)	(1,130)		—	(67)
Former DB benefits paid from DB plan assets	(842)	(118)	(724)	—	—
Actuarial gain/(loss)	(648)	(447)	—	—	(201)
Curtailments or settlements	(9)	—	—	—	(9)

Closing balance at 30 June 2008	7,777	6,743	—	—	1,034

Reconciliation of Balance Sheet Liability/(Asset)

Present value of the obligation	29,636	25,509	2,696	451	980
Fair value of plan assets	(7,776)	(6,742)	—	—	(1,034)

Liability/(Asset) recognised in Balance Sheet	21,860	18,767	2,696	451	(54)

Amounts recognised in Income Statement
Current service cost	1,172	1,107	—	20	45
Interest cost	1,340	1,400	(135)	26	49
Expected return on plan assets	(550)	(474)	—	—	(76)

Total amounts recognised in Income Statement	1,962	2,033	(135)	46	18

Amounts recognised in Statement of Changes in Equity
Opening cumulative amount of actuarial (gains) and losses	468	577	89	(7)	(191)
Net actuarial (gain)/loss recognised in year	1,645	1,399	—	5	241

Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Equity	2,113	1,976	89	(2)	50

Plan Asset Allocations

State Public Sector Superannuation and ESI Super plans hold investments with the following asset allocations:

	QSuper DB	Former DB	Judges	ESI Super
Equity	41%	N/A	N/A	54%
Debt instruments	40%	N/A	N/A	27%
Property	13%	N/A	N/A	12%
Other	6%	N/A	N/A	7%

Total	100%	N/A	N/A	100%

Notes to the Financial Statements—(Continued)

QSuper plan assets are those held within the QSuper Trust Fund but exclude the assets held in Consolidated Fund in respect of these liabilities.

QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

The overall expected rate of return on QSuper plan assets are based on the expected returns by asset class derived by the Queensland Investment Corporation, the strategic asset allocations and the expected levels of taxation applying to the QSuper scheme overall.

	Total	QSuper DB	Former DB	Judges	ESI Super
	$M	$M	$M	$M	$M
Actual return on plan assets	(110)	(92)	N/A	N/A	(18)

Estimate of employer contributions to be paid in 2008-09	1,418	392	1,026	N/A	N/A

Principal actuarial assumptions at 30 June 2008
		QSuper DB	Former DB	Judges	ESI Super
Gross discount rate		6.50%	-4.58%	6.50%	N/A
Net discount rate (after allowance for investment taxation)		6.20%	-4.58%	6.50%	5.40%
Expected rates of return on plan assets (net of fees and taxes)		7.00%	N/A	N/A	6.50%
Future inflationary salary increases		5.25%	N/A	6.75%	4.50%
Expected CPI increases		3.75%	N/A	N/A	N/A

Retirement Benefit Obligations 2006-07

Reconciliation of the Present Value of the Defined Benefit Obligation
	Total	QSuper DB	Former DB	Judges	ESI Super
	$M	$M	$M	$M	$M
Opening balance at 1 July 2006	25,493	21,535	2,653	398	907
Current service cost	989	921	—	20	48
Contributions by plan participants	263	250	—	—	13
Interest cost	1,662	1,228	366	24	44
Benefits paid (including contributions tax)	(1,360)	(854)	(460)	(9)	(37)
Former DB benefits paid from DB plan assets	64	64	—	—	—
Transfers to Former DB	—	(552)	552	—	—
Past service cost	7	—	—	—	7
Actuarial (gain)/loss	808	898	—	(24)	(66)

Closing balance at 30 June 2007	27,926	23,490	3,111	409	916

Present Value of the Obligation as at 30 June 2007 by Funding Policy
Present value of the obligation—wholly unfunded	3,520
Present value of the obligation—wholly/partly funded	24,406

27,926

Notes to the Financial Statements—(Continued)

	Total	QSuper DB	Former DB	Judges	ESI Super
	$M	$M	$M	$M	$M
Reconciliation of the Fair Value of Plan Assets
Opening balance at 1 July 2006	7,946	6,886	—	—	1,060
Expected return on plan assets	532	464	—	—	68
Employer contributions	48	27	—	—	21
Contributions by plan participants	262	250	—	—	12
Benefits paid (including contributions tax)	(891)	(854)	—	—	(37)
Former DB benefits paid from DB plan assets	(395)	(395)	—	—	—
Actuarial gain/(loss)	536	457	—	—	79

Closing balance at 30 June 2007	8,038	6,835	—	—	1,203

Reconciliation of Balance Sheet Liability/(Asset)
Present value of the obligation	27,926	23,490	3,111	409	916
Past service cost not recognised in balance sheet	(1)	(1)	—	—	—
Fair value of plan assets	(8,037)	(6,834)	—	—	(1,203)

Liability/(Asset) recognised in balance sheet	19,888	16,655	3,111	409	(287)

Amounts recognised in Income Statement
Current service cost	989	921	—	20	48
Interest cost	1,662	1,228	366	24	44
Expected return on plan assets	(532)	(464)	—	—	(68)
Past service cost	8	1	—	—	7

Total amounts recognised in income statement	2,127	1,686	366	44	31

Amounts recognised in Statement of Changes in Equity
Opening cumulative amount of actuarial (gains) and losses	186	136	89	17	(56)
Net actuarial (gain)/loss recognised in year	282	441	—	(24)	(135)

Cumulative actuarial (gains)/losses recognised in the Statement of Changes in Equity	468	577	89	(7)	(191)

Plan Asset Allocations

State Public Sector Superannuation and ESI Super plans hold investments with the following asset allocations:

	QSuper DB	Former DB	Judges	ESI Super
Equity	42%	N/A	N/A	55%
Debt	41%	N/A	N/A	29%
Property	12%	N/A	N/A	11%
Other	5%	N/A	N/A	5%

Total	100%	N/A	N/A	100%

QSuper plan assets are those held within the QSuper Trust Fund but exclude the assets held in Consolidated Fund in respect of these liabilities.

QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to accurately value and are immaterial in proportion to the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to accurately determine, nor do they represent a material proportion of the fair value plan assets.

Notes to the Financial Statements—(Continued)

The overall expected rate of return on QSuper plan assets is based on the expected returns by asset class derived by the Queensland Investment Corporation, the strategic asset allocations and the expected levels of taxation applying to the QSuper scheme overall.

	Total	QSuper DB	Former DB	Judges	ESI Super
	$M	$M	$M	$M	$M
Actual return on plan assets	983	837	N/A	N/A	146

Estimate of employer contributions to be paid in 2007-08	799	398	401	N/A	N/A

Principal actuarial assumptions at 30 June 2007

	QSuper DB	Former DB	Judges	ESI Super

Gross Discount rate	6.30%	13.56%	6.30%	N/A
Net Discount rate (after allowance for investment taxation)	6.00%	13.56%	6.30%	5.30%
Expected rates of return on plan assets (net of fees and taxes)	7.25%	N/A	N/A	6.50%
Future inflationary salary increases	4.80%	N/A	6.30%	4.50%
Expected CPI increases	3.30%	N/A	N/A	N/A

	2008	2007	2006	2005
	$M	$M	$M	$M
Experience adjustments relating to liabilities
QSuper DB	(14)	428	68	(295)
Former DB	—	—	89	(8)
Judges	(13)	(10)	12	26
ESI Super	(39)	54	56	(137)

Experience adjustments relating to assets
QSuper DB	(447)	457	392	716
Former DB	—	—	—	—
Judges	—	—	—	—
ESI Super	(201)	79	89	49

Present value of defined benefit obligation
QSuper DB	25,509	23,491	21,535	20,115
Former DB	2,696	3,111	2,653	2,173
Judges	451	409	398	357
ESI Super	980	916	907	888

Fair value of plan assets
QSuper DB	6,742	6,834	6,886	6,874
Former DB	—	—	—	—
Judges	—	—	—	—
ESI Super	1,034	1,202	1,060	901

Surplus/(deficit)
QSuper DB	(18,767)	(16,657)	(14,649)	(13,241)
Former DB	(2,696)	(3,111)	(2,653)	(2,173)
Judges	(451)	(409)	(398)	(357)
ESI Super	54	286	153	13

Information for years prior to 2005 is not available.

Notes to the Financial Statements—(Continued)

Employee Numbers

The number of full time equivalent employees at 30 June 2008 relating to the consolidated entities listed in Note 52 totalled 221,508 (2007, 212,155).

51. Acquisition of Controlled Entities in 2007-08

Caloundra Maroochy Water Supply Board (trading as AquaGen)

On 1 March 2008, specified assets, liabilities, contracts, personnel and instruments transferred from AquaGen to the State for a consideration of $115 million.

South East Queensland Water Corporation Limited (SEQWater)

On 1 February 2008, the remaining 80% of the shares in SEQWater were transferred from twelve different councils to the State for a consideration of $314 million. The pre-existing 20% holding of the entity was transferred from Queensland Treasury Holdings Pty Ltd to Queensland Bulk Water Supply Authority for a consideration of $79 million. Refer Note 41.

QR Limited

On 31 August 2007, Logistics Australasia Pty Ltd (a wholly owned subsidiary of QR Limited) acquired 100% of the issued share capital of Golden Bros Group Pty Ltd, a national logistics business.

Tarong Energy Corporation Limited

On 31 January 2008, TEC Coal Pty Ltd acquired the assets and rehabilitation liabilities of the Meandu Coal Mine and the Kunioon Development site. The coal mine operates solely to provide coal to the Tarong Energy power stations.

Details of the fair value of the assets and liabilities acquired and goodwill for these entities are as follows:

	AquaGen	SEQWater	QR Limited	Tarong
	$M	$M	$M	$M
Purchase consideration	115	393	9	168
Fair value of net identifiable assets acquired	105	364	3	163

Goodwill	10	29	6	5

Fair value of assets and liabilities acquired

	Fair value	Fair value	Fair value	Fair value
	$M	$M	$M	$M
Assets
Cash and cash equivalents	12	144	—	—
Trade and other receivables	—	7	2	3
Inventories	—	—	—	57
Property, plant and equipment	114	530	2	99
Intangible assets	—	5	1	67
Deferred tax assets	—	2	1	25

Liabilities
Trade and other payables	—	(51)	(2)	—
Employee entitlements	—	(1)	—	(5)
Deferred tax liabilities	—	(83)	—	—
Interest-bearing liabilities	(20)	(189)	—	—
Other liabilities	(1)	—	(1)	(83)

Net Assets	105	364	3	163

Notes to the Financial Statements—(Continued)

52. Controlled Entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

•	net operating result in excess of $2 million; or

•	net assets in excess of $25 million.

However in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department, or if they are funded for the delivery of outputs.

When financial results are available in respect of non-material entities they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2008. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

General Government

Anti-Discrimination Commission

Australian Agricultural College Corporation

Board of the Queensland Museum

•	Queensland Museum Foundation Trust

Commission for Children and Young People and Child Guardian

Crime and Misconduct Commission

Department of Child Safety

Department of Communities

Department of Corrective Services

•	Central and Northern Queensland Regional Parole Board
•	Queensland Parole Board
•	Southern Queensland Regional Parole Board

Department of Education, Training and the Arts

•	Corporate Administration Agency
•	Corporate and Professional Services

Department of Emergency Services

Department of Employment and Industrial Relations

Department of Health

•	Queensland Health Shared Service Provider

Department of Housing

Department of Infrastructure and Planning (renamed as at 13/09/07)

•	City North Infrastructure Pty Ltd
•	Property Services Group

Department of Justice and Attorney-General

Department of Local Government, Sport and Recreation (renamed as at 13/09/07)

Notes to the Financial Statements—(Continued)

Department of Main Roads

•	RoadTek

Department of Mines and Energy

Department of Natural Resources and Water

Department of Police

Department of the Premier and Cabinet

•	Queensland Events Corporation Pty Ltd

Department of Primary Industries and Fisheries

•	Veterinary Surgeons Board of Queensland

Department of Public Works

•	CITEC
•	Goprint
•	Project Services
•	QBuild
•	QFleet
•	SDS
•	Shared Service Agency (transferred from Treasury Department as at 21/09/07)

Department of Tourism, Fair Trading and Wine Industry Development (abolished as at 13/09/07)

Department of Tourism, Regional Development and Industry (renamed as at 13/09/07, formerly Department of State Development)

Department of Transport

Disability Services Queensland

Electoral Commission of Queensland

Environmental Protection Agency

Forestry Plantations Queensland Office

Health Quality and Complaints Commission

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

•	Queensland Library Foundation Inc

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Information Commissioner

Office of the Ombudsman

Office of the Public Service Commissioner

Prostitution Licensing Authority

QRAA

Queensland Art Gallery Board of Trustees

Queensland Audit Office

Queensland Building Services Authority

Queensland Future Growth Corporation

Queensland Performing Arts Trust

Queensland Studies Authority

Residential Tenancies Authority

Service Delivery and Performance Commission

South Bank Corporation

Southbank Institute of Technology (established as at 1/04/08)

The Council of the Queensland Institute of Medical Research

Notes to the Financial Statements—(Continued)

The Public Trustee of Queensland

Tourism Queensland

Treasury Department

•	CorpTech
•	Queensland Treasury Holdings Pty Ltd

Urban Land Development Authority (established as at 21/09/07)

Workers’ Compensation Regulatory Authority (QComp)

Public Non-financial Corporations

Cairns Ports (formerly Cairns Port Authority)

CS Energy Ltd

•	Aberdare Collieries Pty Ltd
•	Callide Energy Pty Ltd
•	CS Energy Kogan Creek Pty Ltd
•	CS Energy Mica Creek Pty Ltd
•	CS Energy Oxyfuel Pty Ltd
•	CS Kogan (Australia) Pty Ltd
•	CS North West Pty Ltd
•	Kogan Creek Power Pty Ltd
•	Kogan Creek Power Station Pty Ltd
•	Manzillo Insurance (PCC) Ltd—Cell EnMach
•	SE CSE Pty Ltd
•	Swanbank Energy Pty Ltd

DBCT Holdings Pty Ltd

ENERGEX Ltd

•	Allgas Pipelines Holdings Pty Ltd (deregistered as at 18/02/08)
•	Allgas Pipelines Pty Ltd (deregistered as at 18/02/08)
•	Beak Industries Pty Ltd
•	Energy Holdings Ltd (deregistered as at 18/02/08)
•	Energy Impact Pty Ltd
•	Metering Dynamics Pty Ltd
•	Queensland Energy Services Team Pty Ltd
•	Queensland Gas Industries Pty Ltd (deregistered as at 18/02/08)
•	Service Essentials Pty Ltd
•	Varnsdorf Pty Ltd
•	VH Energy Holdings Pty Ltd
•	VH Finance Pty Ltd
•	VH Operations Pty Ltd

Ergon Energy Corporation Limited

•	EA North Queensland Pty Ltd
•	Ergon Energy Gas Pty Ltd
•	Ergon Energy Queensland Pty Ltd
•	Ergon Energy Telecommunications Pty Ltd
•	Ergon Energy (Victoria) Pty Ltd
•	Northern Electricity Retail Corporation Pty Ltd

Forestry Plantations Queensland

Gladstone Area Water Board

Gladstone Ports Corporation (formerly Central Queensland Ports Authority, renamed as at 13/03/08)

Gold Coast Events Co Pty Ltd (controlled entity of Department of Local Government, Sport and Recreation)

Notes to the Financial Statements—(Continued)

Mackay Ports (formerly Mackay Port Authority, renamed as at 13/03/08)

Mount Isa Water Board

Port of Brisbane Corporation Limited (transitioned to a company GOC as at 1/07/07)

•	Bundaberg Port Corporation Pty Ltd (acquired as at 23/08/07)
•	Gateway Investments Corporation Pty Ltd

Port of Townsville (formerly Townsville Port Authority)

Ports Corporation of Queensland Limited (transitioned to a company GOC as at 1/07/07)

•	Port Pilots Queensland Pty Ltd (deregistered as at 12/08/07)

Powerlink Queensland

•	Harold Street Holdings Pty Ltd
•	Powerlink Transmission Services Pty Ltd

QR Limited (registered as a public company as at 1/07/07)

•	Australian Rail Pty Ltd (formerly QRNational Holdings Pty Ltd, renamed as at 5/10/07)
•	Australian Eastern Railroad Pty Ltd (formerly QRNational West Pty Ltd, renamed as at 9/08/07)
•	Australian Railroad Group Employment Pty Ltd
•	Australian Western Railroad Pty Ltd
•	AWR Lease Co Pty Ltd
•	Interail Australia Pty Ltd
•	National Logistics Alliance Pty Ltd
•	Logistics Australasia Pty Ltd (formerly Betty Rees Group Pty Ltd, renamed as at 5/10/07)
•	CRT Group Pty Ltd
•	CRT Rail Operations Pty Ltd (wound up as at 29/02/08, deregistered as at 1/06/08))
•	Golden Bros Group Pty Ltd (acquired as at 31/08/07)
•	NHK Pty Ltd
•	Windfern Pty Ltd (wound up as at 29/02/08, deregistered as at 1/06/08))
•	On Track Insurance Pty Ltd
•	QR Surat Basin Pty Ltd

Queensland Bulk Water Supply Authority (established as at 16/11/07)

•	South East Queensland Water Corporation Limited

Queensland Bulk Water Transport Authority (established as at 16/11/07)

Queensland Lottery Corporation Pty Ltd (controlled entity of Queensland Treasury Holdings Pty Ltd)

Queensland Motorways Limited (controlled entity of Department of Main Roads)

•	Logan Motorway Company Limited
•	Port Motorway Limited
•	Queensland Motorways Management Pty Ltd
•	The Gateway Bridge Company Limited

Queensland Power Trading Corporation (Enertrade) (dissolved as at 18/04/08)

•	Central Queensland Pipeline Pty Ltd (incorporated as at 7/09/07, sold as at 30/11/07)
•	Enertrade (NQ) Pipeline No 1 Pty Ltd (sold as at 30/11/07)
•	Enertrade (NQ) Pipeline No 2 Pty Ltd (sold as at 30/11/07)
•	Enertrade Pipeline Management Pty Ltd (sold as at 30/11/07)
•	North Queensland Merchant Pty Ltd (incorporated as at 7/09/07, sold as at 30/11/07)
•	Oakey Energy Trading Pty Ltd (incorporated as at 2/07/07, deregistered as at 19/12/07)
•	The Green Energy Corporation Pty Ltd (transferred to the Department of Mines and Energy as trustee for the State as at 9/01/08, has not traded since incorporation)

Queensland Water Infrastructure Pty Ltd (controlled entity of Department of Infrastructure and Planning)

SEQ Water Grid Manager (established as at 2/05/08)

South East Queensland (Gold Coast) Desalination Company Pty Ltd (controlled entity of Department of Infrastructure and Planning)

Notes to the Financial Statements—(Continued)

Southern Regional Water Pipeline Company Pty Ltd trading as LinkWater Projects (controlled entity of Department of Infrastructure and Planning)

Stadiums Queensland (formerly Major Sports Facilities Authority, renamed as at 23/04/08)

Stanwell Corporation Limited

•	EDWF Holdings 1 Pty Ltd
•	Toora Wind Farm Pty Ltd (incorporated as at 31/08/07, sold as at 20/12/07)
•	Wind Portfolio Pty Ltd
•	Wind Project Developments Pty Ltd (incorporated as at 31/08/07, sold as at 20/12/07)
•	Windy Hill Wind Farm Pty Ltd (incorporated as at 31/08/07, sold as at 20/12/07)

SunWater

•	Burnett Water Pty Ltd
•	Eungella Water Pipeline Pty Ltd
•	North West Queensland Water Pipeline Pty Ltd

Tarong Energy Corporation Limited

•	Glen Wilga Coal Pty Ltd
•	Mt. Millar Wind Farm Pty Ltd (sold in 2007-08)
•	Starfish Hill Wind Farm Pty Ltd (sold in 2007-08)
•	Tarong Fuel Pty Ltd
•	Tarong Renewable Energy Pty Ltd (sold in 2007-08)
•	TEC Coal Pty Ltd
•	TN Power Pty Ltd

The Trustees of Parklands Gold Coast

Western Corridor Recycled Water Pty Limited (controlled entity of Department of Infrastructure and Planning)

ZeroGen Pty Ltd (controlled entity of Department of Mines and Energy, transferred from the Department of the Premier and Cabinet as at 1/10/07)

Public Financial Corporations

Queensland Investment Corporation

•	Canberra Centre Investments Pty Ltd
•	Eastland Property Holdings Pty Ltd
•	Pacific Echo Pty Limited
•	QBF No. 1 Pty Ltd
•	QBF No. 2 Pty Ltd
•	QIC Asia Real Estate Investments Pty Ltd
•	QIC Coomera Pty Ltd
•	QIC Developments Pty Ltd
•	QIC Helensvale Pty Ltd
•	QIC Hi Yield Pty Ltd
•	QIC Infrastructure Management Pty Ltd
•	QIC International Real Estate Investments Pty Ltd
•	QIC Logan Hyperdome Pty Ltd
•	QIC Merry Hill Pty Ltd
•	QIC North America Investments Pty Ltd
•	QIC North Asia Real Estate Investment Pty Ltd
•	QIC Office Pty Ltd
•	QIC Private Capital Pty Ltd
•	QIC Properties Pty Ltd
•	QIC Property Investments (Jersey) No. 1 Limited
•	QIC Property Investments (Jersey) No. 2 Limited

Notes to the Financial Statements—(Continued)

•	QIC Property Management Pty Ltd
•	QIC Real Estate Funds Pty Ltd
•	QIC Real Estate Pty Ltd
•	QIC Retail (No 2) Pty Ltd
•	QIC Retail Pty Ltd
•	QIC Ringwood Pty Ltd
•	QIC Robina Pty Ltd
•	QIC Toowoomba Pty Ltd
•	QIC (UK) Management Limited
•	QIC Westpoint Pty Ltd
•	QPC Investments No. 1 Pty Ltd
•	Queensland BioCapital Funds Pty Ltd
•	Watergardens Pty Ltd

Queensland Treasury Corporation

•	Sunshine Locos Pty Ltd

WorkCover Queensland

53. Entities Not Consolidated

Queensland’s public universities and certain professional and occupational boards have not been included in the consolidated financial statements because they are not considered to be controlled by the State Government. Employee superannuation funds are similarly excluded.

Local governments are a separate sphere of government and their financial activities do not form part of these consolidated financial statements.

Latest available audited data was collected from 105 agencies (2007, 106 agencies) that are controlled by the State Government but are not considered material for whole-of-Government reporting purposes and are excluded from these financial statements.

Data for operating entities as at 30 June	2007	2006
	$M	$M
Revenues	173	147
Expenses	162	140

Operating Result	11	7

Assets	292	224
Liabilities	59	51

Net Assets	233	173

54. Assets held for sale and discontinued operations

(a) Sale of Wind and Gas Assets

On 3 June 2007, the Queensland Government announced its intention to dispose of all wind farm related assets held by Government-owned corporations. As at 30 June 2007 all wind farm assets held by Tarong Energy Corporation Limited and Stanwell Corporation Limited were reclassified as being held for sale as detailed in (h) below. On 28 November 2007 contracts to dispose of all wind farm assets were entered into. The majority of these contracts were completed on 20 December 2007.

Notes to the Financial Statements—(Continued)

As at 30 June 2008, the transaction to dispose of Stanwell’s 50% share in the Emu Downs Wind Farm Joint Venture in Western Australia has not been completed. The timing of disposal of these assets is dependent upon the outcome of litigation in relation to the consent of the joint venture partner to change control of Stanwell Corporation’s share in the Emu Downs Wind Farm.

In addition, the Queensland Government decided that Queensland Power Trading Corporation (Enertrade) would dispose of certain of its generation-related assets. On 31 August 2007, Enertrade sold its interest in the Oakey Power Station Power Purchase Agreement to non-Government owned third parties. Enertrade sold its gas business, comprising the Northern Gas Pipeline, gas marketing activities and its interest in the Townsville Power Station Power Purchase Agreement on 30 November 2007.

These transactions are jointly referred to the Sale of Wind and Gas Assets transactions and resulted in the State receiving total consideration of $607 million.

The disposal of these assets is not considered a discontinued operation on the basis that it is not material and does not constitute cessation of a major line of business of the Queensland Government. Additional information in relation to the sale is provided in the separate financial statements of Stanwell Corporation, Queensland Power Trading Corporation (Enertrade) and Tarong Energy Corporation.

(b) Sale of Powerdirect businesses

On 26 April 2006 the Queensland Government announced a number of structural changes to enable the trade sale of Ergon Energy’s contestable retail businesses, certain elements of franchise electricity retail businesses and certain unregulated generation assets, referred to as the Powerdirect Sale Package.

The Powerdirect Sale Package was created via a restructuring of two existing Queensland Government owned corporations, Ergon Energy Corporation Limited and Energex Limited.

The restructure of Energex’s operations amounted to a discontinued operation as defined in AASB 5 Non-current Assets Held for Sale and Discontinued Operations and is disclosed in (c), (d) and (e) below.

The Powerdirect Sale Package was sold effective from 1 March 2007 for cash consideration of $1.226 billion resulting in a net gain on disposal for Ergon $1.011 billion (refer Note 13). This sale has not been disclosed as a part of a discontinued operation because Ergon’s retail business is continuing.

(c) Sale of Sun Retail Pty Ltd*

On 27 November 2006, the Queensland Government announced it had entered into a contract for the sale of Sun Retail. Sun Retail was sold to Origin Energy Limited for consideration of $1.217 billion with the transaction being completed on 1 February 2007.

(d) Sale of Sun Gas Pty Ltd*

On 27 November 2006 the Queensland Government announced it had entered into a contract for the sale of shares in Sun Gas. The sale of Sun Gas to AGL Sales Pty Ltd for $71 million was completed on 1 February 2007.

(e) Sale of Allgas Pty Ltd*

On 3 October 2006 the Queensland Government announced it had entered into a contract for the sale of shares in Allgas. Allgas was sold to APT Pipelines Ltd (a 100% owned subsidiary of Australian Pipeline Trust). The contract was completed on 1 November 2006 for consideration of $515 million.

Notes to the Financial Statements—(Continued)

(f) Sale of Golden Casket Lottery Corporation*

On 15 April 2007, the Queensland Government announced that it had entered into a $530 million agreement with Tattersall’s to manage Golden Casket and to operate lotteries. The transfer allows Tattersall’s to:

•	operate Golden Casket’s lottery business until 2072 (under exclusive licence until 2016); and

•	use the Golden Casket brand in Queensland.

*	Financial information relating to the discontinued operations for the period to the date of disposal is set out in (g) below.

(g) Financial Performance information in relation to discontinued operations

There were no discontinued operations in 2008.

		2007
		Energex Limited	Golden Casket	Total
		$M	$M	$M
Revenue		849	889	1,738
Depreciation		(3)	(16)	(19)
Other expenses		(745)	(830)	(1,575)

Surplus/(Deficit)	(1)	101	43	144
Gain on sale of disposal group		1,374	407	1,781

Surplus/(Deficit) from discontinued operations	(1)	1,475	450	1,925

Net cash flows from operating activities		(58)	14	(44)
Net cash flows from investing activities		1,841	1	1,842
Net cash flows from financing activities		1	(168)	(167)

Net cash flows from discontinued operations		1,784	(153)	1,631

(h) Carrying amounts of assets and liabilities held for sale

		2008	2007
		$M	$M
Assets
Receivables		3	5
Property, plant and equipment		80	294
Other		7	19

		90	318

Liabilities
Payables		1	10
Other		—	82

	(1)	1	92

Net Assets		89	226

Note:
(1)	The effect of Income Tax is excluded from the transactions and balances disclosed as it is an inter-entity transaction within the State and is therefore eliminated.

Certificate of Consolidated Financial Statements

Consolidated Financial Statements

2007- 08

Management Certificate

The foregoing consolidated financial statements have been prepared pursuant to section 38B(1) of the Financial Administration and Audit Act 1977, and other prescribed requirements.

In our opinion and in terms of section 38B(3) of the Financial Administration and Audit Act 1977, we certify that the consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial performance and cash flows of the Queensland State Government for the financial year; and

(ii)	the financial position of the Government at 30 June 2008.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the consolidated financial statements misleading or inaccurate.

David Newby, CA	Gerard Bradley, CPA, FCA	Andrew Fraser MP
Manager, Fiscal Reporting	Under Treasurer	TREASURER
Queensland Treasury	Queensland Treasury

Date    07 October 2008

Independent Auditor’s Report

To the Treasurer of Queensland

Matters Relating to the Electronic Presentation of the Audited Financial Report

The audit report relates to the financial report of the Government of Queensland for the financial year ended 30 June 2008 included on Treasury Department’s web site. The Under Treasurer is responsible for the integrity of Treasury Department’s web site. We have not been engaged to report on the integrity of Treasury Department’s web site. The audit report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Treasury Department, to confirm the information included in the audited financial report presented on this web site.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

Report on the Financial Report

I have audited the accompanying financial report of the Government of Queensland, which comprises the balance sheet as at 30 June 2008, and the income statement, statement of changes in equity and cash flow statement, for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the certificates given by the Treasurer, Under Treasurer and the Manager, Fiscal Reporting, Queensland Treasury. The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the financial year.

Responsibility for the Financial Report

Treasury Department, on behalf of the Treasurer, is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Administration and Audit Act 1977 and the Financial Management Standard 1997, including compliance with applicable Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud and error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. These Auditing Standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement in the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Accountable Officer, as well as evaluating the overall presentation of the financial report and any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

Independence

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors. The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Auditor’s Opinion

In accordance with section 38B of the Financial Administration and Audit Act 1977—

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion—

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Government of Queensland for the financial year 1 July 2007 to 30 June 2008 and of the financial position as at the end of that year.

G G POOLE FCPA, FCA	Queensland Audit Office
Auditor-General of Queensland	Brisbane

Reconciliation of

UPF to AAS

of the Queensland Government – 30 June 2008

ATTACHMENT A: Reconciliation of Net Operating Balance to Accounting Operating Result

The primary difference between the UPF net operating balance and the accounting operating result calculated under Australian Accounting Standards (AAS) is that valuation adjustments are excluded from the net operating balance.

The table below provides a reconciliation of the UPF Net operating balance to the AAS operating result by sector/segment.

	General Government Sector	Public Non-Financial Sector	Public Financial Corporations Sector	Total State Sector
UPF Net operating balance	(1,559)	1,274	235	(1,058)

Remeasurement/valuation adjustments
Bad debts and amortisation	(76)	(11)	(2)	(89)
Deferred tax equivalents	136	(266)	130	—
Gain/(loss) on assets sold/written off	(11)	536	—	525
Decommissioned infrastructure assets and land under roads	(189)	—	—	(189)
Market Value adjustments investments/loans	65	732	(738)	20
Revaluations of provisions	39	(53)	38	24
Presentation differences
Dividends returned to owners	1,241	—	—	—

AAS Net surplus/(deficit)	(354)	2,212	(337)	(767)